                                                               Exhibit (a)(1)


                           OFFER TO PURCHASE FOR CASH

                       16,730,502 SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                                       OF

                         BARRETT RESOURCES CORPORATION
                                       AT

                              $73.00 NET PER SHARE

                                       BY

                          RESOURCES ACQUISITION CORP.
                          A WHOLLY-OWNED SUBSIDIARY OF

                          THE WILLIAMS COMPANIES, INC.

        THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT
            12:00 MIDNIGHT, EASTERN TIME, ON MONDAY, JUNE 11, 2001,
                         UNLESS THE OFFER IS EXTENDED.

      The Offer (as defined herein) is being made pursuant to an Agreement and Plan of Merger, dated as of May 7, 2001, by and among The Williams Companies, Inc. ("Williams"), Resources Acquisition Corp. ("Purchaser") and Barrett Resources Corporation ("Barrett Resources"). The Board of Directors of Barrett Resources has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (as defined herein), and has unanimously determined that the Offer and the Merger are advisable and fair to, and in the best interests of, Barrett Resources' stockholders and unanimously recommends that stockholders accept the Offer and tender their Shares (as defined herein) pursuant to the Offer and approve the Merger at the time of the Barrett Resources Special Meeting (as defined herein). If the Offer and the Merger are completed, Purchaser will purchase 16,730,502 Shares in the Offer at a price of $73.00 per Share and holders of the remaining Shares (including any Shares returned to tendering stockholders as a result of proration) will receive 1.767 shares of Williams Common Stock (as defined herein) for each Share in the Merger.

      THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN) AT LEAST 16,730,502 SHARES, AND (2) THE EXPIRATION OR TERMINATION OF THE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. THE OFFER IS NOT SUBJECT TO A FINANCING CONDITION. SEE SECTION 14.

      A summary of the principal terms of the Offer appears on pages (iii) through (viii). You should read this entire document carefully before deciding whether to tender your Shares.

                      The Dealer Manager for the Offer is:

                              MERRILL LYNCH & CO.

May 14, 2001

                                   IMPORTANT

      If you want to tender all or some of your Shares, you should either (i) complete and sign the enclosed Letter of Transmittal (or facsimile thereof) by following the Instructions in the Letter of Transmittal, have your signature on the Letter of Transmittal guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to the Depositary (as defined herein) and either deliver the certificates for the Shares you are tendering to the Depositary or tender the Shares by book-entry transfer as described in Section 3 of this Offer to Purchase or (ii) request that your broker, dealer, commercial bank, trust company or other nominee tender your Shares for you. If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that broker, dealer, commercial bank, trust company or other nominee in order for them to tender your Shares.

      If you want to tender Shares but the certificates for your Shares are not immediately available, or if you cannot tender by book-entry transfer or cannot deliver all required documents to the Depositary before the Offer expires, you can tender your Shares by following the procedures for guaranteed delivery that are described in Section 3 of this Offer to Purchase.

      Questions and requests for assistance can be made to the Dealer Manager or the Information Agent at their respective address and telephone numbers on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials can be made to the Dealer Manager or the Information Agent or brokers, dealers, commercial banks or trust companies.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................  -iii-
INTRODUCTION................................................   -1-
   1.  TERMS OF THE OFFER...................................   -4-
   2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES;
       PRORATION............................................   -6-
   3.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING
       SHARES...............................................   -7-
   4.  WITHDRAWAL RIGHTS....................................  -10-
   5.  MATERIAL UNITED STATES FEDERAL INCOME TAX
       CONSEQUENCES.........................................  -11-
   6.  PRICE RANGE OF THE SHARES; DIVIDENDS.................  -14-
   7.  POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE
       SHARES; NYSE LISTING; EXCHANGE ACT REGISTRATION;
       MARGIN REGULATIONS...................................  -14-
   8.  CERTAIN INFORMATION CONCERNING BARRETT RESOURCES.....  -16-
   9.  CERTAIN INFORMATION CONCERNING WILLIAMS AND
       PURCHASER............................................  -22-
  10.  BACKGROUND OF THE OFFER..............................  -23-
  11.  PURPOSE OF THE OFFER AND THE MERGER; THE MERGER
       AGREEMENT; EFFECTS OF INABILITY TO CONSUMMATE THE
       MERGER; STATUTORY REQUIREMENTS; APPRAISAL RIGHTS;
       PLANS FOR BARRETT RESOURCES; CONFIDENTIALITY
       AGREEMENTS; "GOING PRIVATE" TRANSACTIONS.............  -28-
  12.  SOURCE AND AMOUNT OF FUNDS...........................  -42-
  13.  DIVIDENDS AND DISTRIBUTIONS..........................  -43-
  14.  CONDITIONS OF THE OFFER..............................  -43-
  15.  LEGAL MATTERS; REQUIRED REGULATORY APPROVALS.........  -45-
  16.  FEES AND EXPENSES....................................  -47-
  17.  MISCELLANEOUS........................................  -48-

SCHEDULE I
  DIRECTORS AND EXECUTIVE OFFICERS OF
  WILLIAMS AND PURCHASER....................................  -49-

                               SUMMARY TERM SHEET

      The Williams Companies, Inc. ("Williams"), through its wholly-owned subsidiary, Resources Acquisition Corp. ("Purchaser", "we" or "us"), is offering to purchase (the "Offer") 16,730,502 shares of the common stock, par value $0.01 per share (including the associated preferred stock purchase rights, the "Shares") of Barrett Resources Corporation ("Barrett Resources") for $73.00 per Share, net to you in cash, pursuant to an Agreement and Plan of Merger, dated as of May 7, 2001, by and among Williams, Purchaser and Barrett Resources (the "Merger Agreement"). The following are some of the questions you, as a stockholder of Barrett Resources, may have and answers to those questions. You should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES? WHY?

      Our name is Resources Acquisition Corp. We are a Delaware corporation formed for the purpose of making a tender offer for the Shares and consummating the acquisition of Barrett Resources. We are a wholly-owned subsidiary of The Williams Companies, Inc., a Delaware corporation whose shares of common stock are listed on the New York Stock Exchange ("NYSE"). This tender offer is the first step in Williams' plan to acquire all of the outstanding Shares of Barrett Resources on the terms provided for in the Merger Agreement. See "Introduction".

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

      We are seeking to purchase 16,730,502 of the outstanding Shares of Barrett Resources for $73.00 per Share, net to you in cash. See "Introduction".

WHAT IS THE PURPOSE OF THE OFFER?

      The purpose of the Offer is to enable Williams to acquire approximately 50% of the outstanding Shares. Following the Offer, Purchaser and Williams intend to acquire the remaining capital stock of Barrett Resources that was not acquired in the Offer in a merger transaction. See "Introduction" and Section 11, "Purpose of the Offer and the Merger" and "-- Plans for Barrett Resources".

IF PURCHASER SUCCEEDS IN PURCHASING THE SHARES OF BARRETT RESOURCES IT IS SEEKING TO BUY IN THE OFFER, WHAT WILL HAPPEN TO MY REMAINING SHARES AFTER THE OFFER?

      If we accept for payment and pay for 16,730,502 Shares, Barrett Resources is expected to be merged with and into us. Additionally, if we accept for payment and pay for 16,730,502 Shares, we would effectively have sufficient voting power to approve the merger without the affirmative vote of other stockholders of Barrett Resources. Barrett Resources, as a result, would become a wholly-owned subsidiary of Williams. If the merger takes place, Williams will own all of the capital stock of Barrett Resources and all remaining stockholders (other than Barrett Resources, Williams, Purchaser, or other subsidiaries of Williams) will receive shares of Williams common stock in exchange for each of their Shares.

WHAT WILL BE PAID TO STOCKHOLDERS OF BARRETT RESOURCES IN THE MERGER AND WHAT IS THE FORM OF PAYMENT?

      Williams will issue 1.767 shares of its common stock in the merger in exchange for each Share. Based on the closing sale price of the Williams common stock on the NYSE on Friday, May 4, 2001, the last full trading day before the date of announcement of the execution of the Merger Agreement, the 1.767 shares of Williams common stock that would be issued for each Share in the merger had a value of $73.63. Based on the closing sale price of Williams common stock on the NYSE on Friday, May 11, 2001, the last full NYSE trading day before the date of this Offer to Purchase, the 1.767 shares of Williams common stock that would be issued for each Share in the merger had a value of $71.09.

THE MARKET VALUE OF THE SHARES OF WILLIAMS COMMON STOCK THAT YOU AS A BARRETT RESOURCES STOCKHOLDER WOULD RECEIVE IN THE MERGER WILL VARY AS A RESULT OF THE FIXED EXCHANGE RATIO AS THE WILLIAMS COMMON STOCK PRICE FLUCTUATES.

      The exchange ratio of 1.767 shares of Williams common stock per Barrett Resources Share is a fixed ratio that will not be adjusted as a result of any increase or decrease in the market price of either shares of Williams common stock or Barrett Resources Shares. The market price of shares of Williams common stock at the time the merger is completed may be higher or lower than the price on the date of this document, on the date of completion of the Offer and on the date of the special meeting of stockholders of Barrett Resources to be held to vote on the merger. Various factors may affect the price of shares of Williams common stock, including:

      - changes in the business, operations, or prospects of Barrett Resources or Williams;

      - market assessments of the benefits of the merger and of the likelihood that the merger will be completed; and

      - general market, industry and economic conditions.

To a large extent, these factors are beyond our control, Williams' control or the control of Barrett Resources.

      Because the merger will be completed only after the special meeting of Barrett Resources stockholders, there is no way to be sure that the price of the shares of Williams common stock now, at the time of the completion of the Offer or on the date of the special meeting, will be indicative of its price when the merger is completed. The market price of Williams common stock may increase and decrease significantly before and after completion of the merger. As a result, the Williams common stock you as a Barrett Resources stockholder receive in the merger may be worth more or less than the price being offered for the Shares in the Offer. WE URGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS FOR BOTH BARRETT RESOURCES SHARES AND SHARES OF WILLIAMS COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR SHARES.

WHAT WILL HAPPEN IF MORE THAN 16,730,502 SHARES ARE VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE OF THE OFFER?

      If more than 16,730,502 Shares are validly tendered and not withdrawn prior to the expiration date of the Offer (the "Expiration Date"), we will accept for payment and pay for only 16,730,502 Shares on a pro rata basis (with appropriate adjustments to avoid purchase of fractional Shares) based on the number of Shares properly tendered by each stockholder prior to or on the Expiration Date.

HOW MUCH ARE YOU OFFERING TO PAY FOR MY SHARES IN THE OFFER AND WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

      We are offering to pay $73.00 per Share in the Offer, net to you in cash. If you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. However, if you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

WHAT ARE THE TAX CONSEQUENCES OF THE SALE OF SHARES TO PURCHASER THROUGH THE OFFER?

      The sale of Shares to Purchaser through the Offer is a taxable transaction for United States federal income tax purposes, and may also be taxable under applicable state, local and other tax laws. If you sell all of your Shares to Purchaser through the Offer, you will recognize a gain or loss equal to the difference between the amount of cash that you receive from Purchaser for the Shares and your tax basis in such Shares.

      Even if you tender all of your Shares in the Offer, you may have some but not all of your tendered Shares accepted for purchase by us pursuant to the terms of the Offer, as a result of proration. Where you sell some of your Shares to us through the Offer and exchange the rest of your Shares for Williams common stock pursuant to the merger of Barrett Resources with and into us, you will recognize gain (but not loss) equal to the lesser of (i) the amount of cash you receive pursuant to the Offer and (ii) an amount equal to the excess, if any, of
(a) the sum of the amount of cash you receive pursuant to the Offer and the fair market value of the Williams common stock you receive pursuant to the merger over (b) the tax basis of your Shares.

      If certain conditions relating to the United States federal income tax treatment of the Offer and the merger of Barrett Resources with and into us are not met, then we may, at Williams' reasonable discretion, be merged with and into Barrett Resources. In this case, instead of the tax consequences described in the immediately preceding paragraph, you will recognize all of your gain or loss on the disposition of your Shares in the Offer and/or such a reverse merger.

      We encourage you to consult your own tax advisor about the effect the Offer will have on you. See Section 5, "Material United States Federal Income Tax Consequences".

WHAT ARE THE TAX CONSEQUENCES OF THE MERGER?

      In general, if you do not sell any of your Shares to us through the Offer and exchange all of your Shares for Williams common stock pursuant to the merger of Barrett Resources with and into us, you will not recognize any gain or loss on the exchange except with respect to any cash you receive in lieu of a fractional share of Williams common stock. If you sell some of your Shares to us through the Offer and exchange the rest of your Shares for Williams common stock pursuant to the merger of Barrett Resources with and into us, you will recognize gain (but not loss) equal to the lesser of (i) the amount of cash you receive pursuant to the Offer and (ii) an amount equal to the excess, if any, of (a) the sum of the amount of cash you receive pursuant to the Offer and the fair market value of the Williams common stock you receive pursuant to the merger over (b) the tax basis of your Shares.

      If certain conditions relating to the United States federal income tax treatment of the Offer and the merger of Barrett Resources with and into us are not met, then Purchaser may, at Williams' reasonable discretion, be merged with and into Barrett Resources. In this case, instead of the tax consequences described in the immediately preceding paragraph, you will recognize all of your gain or loss on the disposition of your Shares in the Offer and/or such a reverse merger.

      We encourage you to consult your own tax advisor about the effect the merger will have on you. See Section 5, "Material United States Federal Income Tax Consequences".

DOES PURCHASER HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

      Yes. We will need approximately $1.23 billion to purchase the 16,730,502 Shares we are seeking to buy in the Offer and to pay related fees and expenses. In addition, Barrett Resources has agreed in the Merger Agreement to seek the consent of the bank lenders under its credit agreement to permit it to consummate the transactions contemplated by the Merger Agreement without repaying the indebtedness under its credit agreement. If such bank consents are not obtained, Williams would need approximately $145 million of additional funds to repay the indebtedness under the credit agreement. It is anticipated that such funds will be obtained by Williams under its existing commercial paper program and revolving credit agreements. If we are unable to utilize the foregoing financing arrangements, Williams will seek alternative financing. See
Section 12, "Source and Amount of Funds".

IS WILLIAMS' FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

      Because the form of payment in the Offer consists solely of cash and the Offer is not subject to a financing condition, we do not think Williams' financial condition is material to your decision as to whether to tender in the Offer. However, as noted above, if the Offer is completed you would receive, for each Share you continue to hold after the Offer, 1.767 shares of Williams common stock in the subsequent merger, which may have a market value higher or lower than $73.00 at the time of the merger. If you would like additional information about Williams' financial condition, please see Section 9, "Certain Information Concerning Williams and Purchaser".

HAS THE BOARD OF DIRECTORS OF BARRETT RESOURCES APPROVED THE MERGER?

      Yes. The Board of Directors of Barrett Resources convened a meeting on May 7, 2001 and unanimously approved the Offer and merger on the terms set forth in the Merger Agreement. Barrett Resources' financial advisors, Goldman, Sachs & Co. and Petrie Parkman & Co., Inc., each delivered a written opinion dated May 7, 2001 to the Board of Directors that, as of that date and on the basis of and subject to the matters described in such opinion, the consideration to be received by Barrett Resources' stockholders in the Offer and merger, taken together, was fair from a financial point of view to those stockholders.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

      You have until at least 12:00 midnight, eastern time, on Monday, June 11, 2001, to tender your Shares in the Offer. If you cannot deliver everything required to make a valid tender to EquiServe Trust Company, N.A. ("EquiServe"), the depositary for the Offer, prior to such time, you may be able to use a guaranteed delivery procedure, which is described in Section 3, "Procedures for Accepting this Offer and Tendering Shares".

CAN THE OFFER BE EXTENDED AND, IF SO, UNDER WHAT CIRCUMSTANCES?

      Unless the Merger Agreement is previously terminated in accordance with its terms, if the conditions to the Offer are not satisfied on the scheduled Expiration Date of the Offer, the Expiration Date would be extended to a later date, but in no event later than August 31, 2001. See Section 14, "Conditions of the Offer". Such conditions include that (i) there be validly tendered and not withdrawn at least 16,730,502 Shares (we call this condition the "Minimum Condition") and (ii) the waiting period under applicable antitrust laws shall have expired or been terminated.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

      If we decide to extend the Offer, at the time the Offer is currently scheduled to expire we will inform EquiServe, the depositary for the Offer, of that fact and will make a public announcement of the extension not later than 9:00 a.m., eastern time, on the next business day after the day on which the Offer was previously scheduled to expire.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

      We are not obligated to purchase any Shares which are validly tendered unless at least 16,730,502 Shares are validly tendered and not withdrawn. In addition, our obligation to purchase Shares in the Offer is conditioned upon, among other things, the expiration or termination of the applicable waiting period under applicable antitrust laws. See Section 14, "Conditions of the Offer".

HOW DO I TENDER MY SHARES?

      To tender Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal, to EquiServe, the depositary for the Offer, not later than the Expiration Date. If your Shares are held in street name by your broker, dealer, bank, commercial bank, trust company or other nominee, such nominee can tender your Shares for you. If you cannot deliver everything required to make a valid tender to the depositary prior to the Expiration Date, you may have a limited amount of additional time to tender by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three NYSE trading days. However, the depositary must receive the missing items within that three trading day period. See Section 3, "Procedure for Tendering Shares".

UNTIL WHAT TIME CAN I WITHDRAW TENDERED SHARES?

      You can withdraw tendered Shares at any time until the Offer has expired and, if we have not agreed to accept your Shares for payment by Friday, July 13, 2001, you can withdraw your tendered Shares at any time after July 13, 2001 until we accept Shares for payment. See Section 4, "Withdrawal Rights".

HOW DO I WITHDRAW TENDERED SHARES?

      To withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to EquiServe, the depositary, while you have the right to withdraw the Shares.

WHEN AND HOW WILL I BE PAID FOR MY TENDERED SHARES?

      Subject to the terms and conditions of the Offer, we will pay for 16,730,502 Shares tendered and not withdrawn as soon as practicable after the Expiration Date, subject to the satisfaction or waiver of the conditions to the Offer, as set forth in Section 14, "Conditions of the Offer". We do, however, reserve the right, in our sole discretion and subject to applicable law, to delay payment for Shares in order to comply with applicable law. All Shares not purchased in the Offer, including as a result of proration, will be returned to their respective holders.

      In all cases, payment for tendered Shares will be made only after timely receipt by EquiServe of certificates for such Shares (or of a confirmation of a book-entry transfer of such shares as described in Section 3, "Procedures for Accepting the Offer and Tendering Shares"), a properly completed and duly executed Letter of Transmittal (or an Agent's Message (as defined in Section 3) in connection with a book-entry transfer) and any other required documents for such Shares.

      We will pay for 16,730,502 Shares validly tendered and not withdrawn by depositing the aggregate purchase price for such Shares with EquiServe, the depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you.

      As noted earlier, if more than 16,730,502 Shares are validly tendered and not withdrawn, we will accept for payment and pay for only 16,730,502 Shares on a pro rata basis (with appropriate adjustments to avoid purchase of fractional Shares) based on the number of Shares properly tendered by each stockholder. Because of the difficulty of determining the precise number of Shares properly tendered and not withdrawn (due in part to the guaranteed delivery procedures described in Section 3), Williams does not expect that it will be able to announce the final results of proration or pay for any Shares until at least five NYSE trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. You may obtain such preliminary information from the Information Agent and may be able to obtain such information from your broker.

HAVE ANY STOCKHOLDERS OF BARRETT RESOURCES AGREED TO VOTE IN FAVOR OF THE
MERGER?

      No. However, if the Offer is completed, Barrett Resources will hold a special meeting of its stockholders to vote on the approval of the merger. At that special meeting, we will vote the Shares purchased by us in the Offer in favor of the merger and the adoption of the Merger Agreement.

IF 16,730,502 SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WHAT WILL HAPPEN TO BARRETT RESOURCES AFTER THE OFFER?

      The Merger Agreement provides for Barrett Resources to merge with and into us, unless certain conditions relating to the United States federal income tax treatment of the Offer and the merger of Barrett Resources with and into us are not met, in which case Purchaser may, at Williams' reasonable discretion, be merged with and into Barrett Resources. The merger is dependent on Barrett Resources stockholders that own at least a majority of the Shares outstanding on the record date (set to determine those persons entitled to vote on the merger) voting in favor of the merger. If the Offer is successful, Williams will beneficially own at least 16,730,502 Shares, which amount of Shares is expected to constitute approximately 50% of the outstanding Shares, which would effectively give us the voting power to approve the merger without the affirmative vote of other stockholders. We have agreed to vote all these Shares in favor of the merger.

      Therefore, if we acquire 16,730,502 Shares pursuant to the Offer or otherwise, Barrett Resources and Purchaser will merge. Once the merger takes place, Barrett Resources will no longer be publicly owned and will instead become a wholly-owned subsidiary of Williams and Shares of Barrett Resources will no longer be traded through the NYSE or on any other securities exchange. See "Introduction" and Section 7, "Possible Effects of the Offer on the Market for the Shares; NYSE Listing; Exchange Act Registration; Margin Regulations".

IF I DECIDE NOT TO TENDER AND THE OFFER IS COMPLETED, HOW WILL MY SHARES BE AFFECTED?

      If the Offer is completed and the merger takes place, stockholders not tendering in the Offer (other than Barrett Resources, Williams, Purchaser, and any other subsidiary of Williams) will receive, for each Share they hold, 1.767 shares of Williams common stock. Therefore, if the Offer is completed and the merger takes place, the difference to you between tendering your Shares and not tendering your Shares is that (i) if you tender you will be paid cash for at least half (or more, depending on proration) of the Shares that you tender in the Offer and (ii) if you do not tender you will receive only shares of Williams common stock in exchange for your Shares that you do not tender in the Offer.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

      On May 4, 2001, the last full NYSE trading day before we announced the execution of the Merger Agreement, the closing price of the Shares of Barrett Resources reported on the NYSE was $67.30 per Share. On May 11, 2001, the last full trading day before the date of this Offer to Purchase, the closing price of the Shares reported on the NYSE was $71.08 and on March 6, 2001, the last full trading day before Shell Oil Company disclosed its unsolicited bid for Barrett Resources, the closing price of the Shares reported on the NYSE was $45.62. We advise you to obtain a recent quotation for Shares before deciding whether to tender your Shares.

WHAT HAPPENED TO THE SHELL OFFER?

      On May 7, 2001, the day Williams and Barrett Resources announced that they had executed the Merger Agreement, Shell Oil Company and its subsidiary, SRM Acquisition Company, terminated their offer to acquire Barrett Resources.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

      You can call Georgeson Shareholder Communications, Inc., the information agent for the Offer, at (800) 223-2064 (toll free) or banks and brokers can call
(212) 440-9800 (call collect) or Merrill Lynch & Co., the dealer manager for the Offer, at (212) 236-3790 (call collect).

To:  All Holders of Shares of Common Stock
     of Barrett Resources Corporation:

                                  INTRODUCTION

      Resources Acquisition Corp. ("Purchaser", "we" or "us"), a wholly-owned subsidiary of The Williams Companies, Inc. ("Williams"), hereby offers to purchase a total of 16,730,502 shares of common stock, par value $0.01 per share (including the associated Barrett Resources Rights (as defined herein), the "Shares"), of Barrett Resources Corporation ("Barrett Resources") at a purchase price of $73.00 per Share, net to the seller in cash, without interest (the "Offer Price"), on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

      Tendering stockholders whose Shares are registered in their own name and who tender directly to the Depositary (as described below) will not be required to pay brokerage fees or commissions or, except as described in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the sale of Shares in the Offer. However, if you do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, you may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to you. See
Section 3. We will pay all charges and expenses of Merrill Lynch & Co. ("Merrill Lynch"), as dealer manager (the "Dealer Manager"), EquiServe Trust Company, N.A., as depositary (the "Depositary"), and Georgeson Shareholder Communications, Inc., as information agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

THE BOARD OF DIRECTORS OF BARRETT RESOURCES HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER (AS DEFINED HEREIN) AND THE MERGER AGREEMENT (AS DEFINED HEREIN), HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE ADVISABLE AND ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF BARRETT RESOURCES AND RECOMMENDS THAT STOCKHOLDERS OF BARRETT RESOURCES ACCEPT THE OFFER, TENDER THEIR SHARES PURSUANT TO THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER AT THE TIME OF THE BARRETT RESOURCES SPECIAL MEETING (AS DEFINED HEREIN).

      For a discussion of the Barrett Resources Board's recommendation, see Item 4, "The Solicitation or Recommendation" set forth in Barrett Resources' Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders with this Offer to Purchase.

      To the extent that more than 16,730,502 Shares are tendered in the Offer, Purchaser will purchase 16,730,502 Shares in the Offer on a pro rata basis (with appropriate adjustments to avoid purchase of fractional Shares) based on the number of Shares properly tendered by each stockholder prior to or on the Expiration Date (as defined below) and not withdrawn. See Sections 2 and 3.

      We are not required to purchase any Shares unless at least 16,730,502 Shares are validly tendered and not withdrawn prior to the expiration of the Offer (the "Minimum Condition"). Unless Barrett Resources consents, we may not waive or reduce the Minimum Condition or elect to purchase all tendered Shares if the Minimum Condition is not met. See Sections 1, 14 and 15.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED. THE OFFER IS NOT SUBJECT TO A FINANCING CONDITION. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTIONS 1, 14 AND 15.

      We are making the Offer pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of May 7, 2001, by and among Williams, Purchaser and Barrett Resources. Following the consummation of the Offer and the satisfaction or waiver of the conditions set forth in the Merger Agreement, Barrett Resources will merge with and into Purchaser with Purchaser continuing as the surviving corporation, unless certain conditions related to the United States federal income tax treatment of the Offer and the merger of Barrett Resources with and into Purchaser are not satisfied, in which case Purchaser may, at Williams' reasonable discretion, merge with and into Barrett Resources with Barrett Resources continuing as the surviving corporation. Whichever merger shall occur, as described above, is referred to herein as the "Merger". In the Merger, stockholders of Barrett Resources will have each of their Shares (other than Shares held by Barrett Resources, Williams, Purchaser or any other subsidiary of Williams) converted into 1.767 shares of Williams common stock, par value $1.00 per share (including the associated Williams Rights (as defined herein), the "Williams Common Stock"), with cash in lieu of fractional shares.
Section 11 contains a more detailed description of the Merger Agreement and the consideration payable in the Merger in respect of the Shares. Section 5 describes the principal United States federal income tax consequences of the sale or exchange of Shares in the Offer and the Merger. As used herein, "Williams Rights" means the Series A Junior Participating Preferred Stock purchase rights issued pursuant to the Rights Agreement dated as of February 6, 1996, between Williams and First Chicago Trust Company of New York, as amended.

      As noted above, each Share will be converted into 1.767 shares of Williams Common Stock in the Merger. Based on the closing sale price of the Williams Common Stock reported on the New York Stock Exchange ("NYSE") on Friday, May 4, 2001, the last full trading day before the date of announcement of the execution of the Merger Agreement, the 1.767 shares of Williams Common Stock that would be issued for each Share in the Merger had a value of $73.63. Based on the closing sale price of Williams Common Stock reported on the NYSE on Friday, May 11, 2001, the last full trading day before the date of this Offer to Purchase, the
1.767 shares of Williams Common Stock that would be issued for each Share in the Merger had a value of $71.09.

THE MARKET VALUE OF THE SHARES OF WILLIAMS COMMON STOCK THAT BARRETT RESOURCES STOCKHOLDERS WILL RECEIVE IN THE MERGER WILL VARY AS A RESULT OF THE FIXED EXCHANGE RATIO AS THE WILLIAMS COMMON STOCK PRICE FLUCTUATES.

      The exchange ratio of 1.767 shares of Williams Common Stock per Barrett Resources Share is a fixed ratio that will not be adjusted as a result of any increase or decrease in the market price of either shares of Williams Common Stock or the Shares. The market price of shares of Williams Common Stock at the time the Merger is completed may be higher or lower than the price on the date of the Merger Agreement, the date of this Offer, the date of completion of this Offer or the date of the Barrett Resources Special Meeting to be held to vote on the Merger. If the market price of Williams Common Stock decreases before the Merger, no additional shares of Williams Common Stock will be received by Barrett Resources' stockholders to make up for the decrease in the market value of the Williams Common Stock, and accordingly, the market value of the Williams Common Stock to be received by Barrett Resources' stockholders would decrease. Various factors may affect the prices of shares of Williams Common Stock, including:

      - changes in the business, operations, or prospects of Barrett Resources or Williams;

      - market assessments of the benefits of the Merger and of the likelihood that the Merger will be completed; and

      - general market, industry and economic conditions.

To a large extent, these factors are beyond our control, Williams' control or the control of Barrett Resources.

      Because the Merger will be completed only after the Barrett Resources Special Meeting, there is no way to be sure that the price of the shares of Williams Common Stock now, or at the time of the completion of the Offer, will be indicative of its price on the date the Merger is completed. The market price of Williams Common Stock may increase and decrease significantly before and after completion of the Merger. As a result, the $73.00 per Share that a Barrett Resources stockholder receives in the Offer may be worth more or less than the shares of Williams Common Stock to be received in the Merger. WE URGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS FOR BOTH THE SHARES AND THE WILLIAMS COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR SHARES IN THE OFFER.

THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF THE STOCKHOLDERS OF BARRETT RESOURCES OR ANY OFFER TO SELL OR SOLICITATION OF OFFERS TO BUY WILLIAMS COMMON STOCK OR OTHER SECURITIES. ANY SUCH SOLICITATION WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS PURSUANT TO THE REQUIREMENTS OF
SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), AND ANY SUCH OFFER WILL BE MADE ONLY THROUGH A REGISTRATION STATEMENT AND PROSPECTUS PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), WHICH PROSPECTUS WILL ALSO CONSTITUTE A PROXY STATEMENT FOR THE BARRETT RESOURCES SPECIAL MEETING OF STOCKHOLDERS TO BE HELD TO VOTE UPON THE MERGER AND THE MERGER AGREEMENT.

      Goldman, Sachs & Co. ("Goldman Sachs") and Petrie Parkman & Co., Inc. ("Petrie Parkman"), Barrett Resources' financial advisors, each delivered to the Board of Directors of Barrett Resources its written opinion, dated May 7, 2001, that as of that date and on the basis of and subject to the matters described in such opinion, the consideration to be received by holders of Shares in the Offer and the Merger, taken together, was fair from a financial point of view to such holders. Copies of the Goldman Sachs and Petrie Parkman opinions are included with Barrett Resources' Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed with this Offer to Purchase. Stockholders are urged to read both opinions in their entirety, each of which sets forth the procedures followed, matters reviewed and assumptions made by Goldman Sachs and Petrie Parkman in preparing their respective opinions.

      The consummation of the Merger is subject to the satisfaction of certain conditions, including the approval and adoption of the Merger Agreement and the Merger by the affirmative vote of a majority of the outstanding Shares (the "Barrett Resources Stockholder Approval"). Barrett Resources has agreed to convene a special meeting of its stockholders for such purpose (the "Barrett Resources Special Meeting") as promptly as practicable after the consummation of the Offer and after the registration statement for the Williams Common Stock to be exchanged for Shares pursuant to the Merger becomes effective. If Purchaser acquires (pursuant to the Offer or otherwise) approximately 50% of the outstanding Shares (which is expected to occur if the Minimum Condition is met), Purchaser will effectively have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of other stockholders of Barrett Resources.

      The Merger Agreement provides that, promptly upon the purchase of Shares by Purchaser pursuant to the Offer, we will be entitled to designate a number of directors to the Barrett Resources Board, rounded up to the next whole number, which equals the product obtained by multiplying the total number of directors on Barrett Resources' Board (giving effect to the directors designated by us pursuant to the provisions of the Merger Agreement) by the percentage that the number of Shares accepted for payment pursuant to the Offer bears to the total number of Shares then outstanding. In the Merger Agreement, Barrett Resources has agreed to increase the size of its Board or exercise its best efforts to secure the resignations of incumbent directors or both as is necessary to enable Williams' designees to be elected to the Barrett Resources Board. Following the Offer, it is anticipated that representatives of Williams will constitute at least one-half of the members of the Barrett Resources Board of Directors.

      Barrett Resources has informed us that, as of May 3, 2001, there were (a) 33,461,004 Shares issued and outstanding and (b) 2,302,073 Shares subject to issuance under outstanding options.

      Pursuant to the Merger Agreement, Barrett Resources has amended the Rights Agreement, dated as of August 5, 1997, as amended (the "Barrett Resources Rights Agreement"), between Barrett Resources and Fleet National Bank, as successor to BankBoston, N.A., as Rights Agent, in accordance with the terms of the Barrett Resources Rights Agreement to provide that neither Williams nor Purchaser, individually or collectively, shall be deemed an "Acquiring Person" and no "Distribution Date" (as such terms are defined in the Barrett Resources Rights Agreement) shall be deemed to occur solely as a result of (i) the announcement, approval, execution or delivery of the Merger Agreement, (ii) the consummation of the Offer and/or the Merger or (iii) the consummation of the other transactions contemplated by the Merger Agreement. As used herein, the term "Barrett Resources Rights" means the Series A Junior Participating Preferred Stock purchase rights issued pursuant to the Barrett Resources Rights Agreement.

THE OFFER IS CONDITIONED UPON THE FULFILLMENT OF ALL OF THE CONDITIONS DESCRIBED IN SECTION 14 BELOW. THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON MONDAY, JUNE 11, 2001, UNLESS WE EXTEND IT.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER.

      Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase 16,730,502 Shares validly tendered and not withdrawn in accordance with the procedures set forth in Section 4 of this Offer to Purchase on or prior to the Expiration Date. To the extent more than 16,730,502 Shares are validly tendered and not withdrawn in the Offer, we will purchase 16,730,502 Shares in the Offer on a pro rata basis (with appropriate adjustments to avoid the purchase of fractional Shares) based on the number of Shares properly tendered and not withdrawn by each stockholder prior to or on the Expiration Date. In the event that proration of tendered Shares is required, because of the difficulty of determining the precise number of Shares properly tendered and not withdrawn (due in part to the guaranteed delivery procedure described under Section 3), Purchaser does not expect that it will be able to announce the final results of such proration or pay for any Shares until at least five NYSE trading days after the Expiration Date. Preliminary results of the proration will be announced by a press release as promptly as practicable after the Expiration Date. Stockholders may obtain preliminary proration information from the Information Agent and may also be able to obtain such proration information from their brokers. Tendering stockholders will not receive payment for Shares accepted for payment pursuant to the Offer, or Share certificates for Shares returned as a result of proration or otherwise, until the final proration factor is known. Because we are only offering to purchase a fixed number of Shares in the Offer, there will be no subsequent offering period.

      Williams and Purchaser have agreed with Barrett Resources that we will not terminate the Offer between scheduled Expiration Dates and that, in the event that we would otherwise be entitled to terminate the Offer at any scheduled Expiration Date due to the failure of one or more of the conditions to the Offer, unless the Merger Agreement shall have been terminated pursuant to its terms, Purchaser will, and Williams will cause Purchaser to, extend the Offer for such period or periods as may be determined by Purchaser until such date as the conditions to the Offer have been satisfied or such later date as required by applicable law; provided, however, that Purchaser will not be required to extend the Offer beyond August 31, 2001. Each of Williams and Barrett Resources may also terminate the Merger Agreement if any or all of such conditions are not satisfied on or before August 31, 2001, unless the failure to consummate the Offer is the result of a willful and material breach of the Merger Agreement by the party seeking to terminate the Merger Agreement. We may also extend the Offer for any period required by applicable rules, regulations, interpretations or positions of the Securities and Exchange Commission ("SEC") or its staff applicable to the Offer or for any period required by applicable law. If we extend the Offer under any circumstances, the term "Expiration Date" will mean the time and date on which the Offer, as so extended, will expire.

      If at the Expiration Date any or all the conditions to the Offer described in Section 14 have not been satisfied or waived, then, subject to the provisions of the Merger Agreement, unless the Merger Agreement is terminated, we will extend the Expiration Date for an additional period or periods of time, by giving oral or written notice of the extension to the Depositary. However, there can be no assurance that we will exercise our right to extend the Offer (other than as may be required by the Merger Agreement or by applicable law). During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to your right to withdraw Shares previously tendered. See Section 4.

      Subject to the applicable regulations of the SEC and the terms of the Merger Agreement, we also reserve the right, in our sole discretion, at any time or from time to time, to: (a) delay purchase of, or payment for, any Shares pending receipt of any regulatory or governmental approvals specified in Section 15; (b) terminate the Offer if any condition referred to in Section 14 has not been satisfied or upon the occurrence of any event specified in Section 14; and
(c) except as set forth in the Merger Agreement, waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of the delay, termination, waiver or amendment to the Depositary by making a public announcement thereof. We acknowledge (i) that Rule 14e-1(c) under the Exchange Act requires us to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) that we may not delay purchase of, or payment for, any Shares upon the occurrence of any event specified in Section 14 without extending the period of time during which the Offer is open.

      The rights we reserve in the preceding paragraph are in addition to our rights described in Section 14. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement. An announcement in the case of an extension will be made no later than 9:00 a.m., eastern time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

      In the Merger Agreement, we have agreed that, without the prior written consent of Barrett Resources, we will not (a) decrease the Offer Price or change the form of consideration payable in the Offer; (b) seek to purchase fewer than 16,730,502 Shares; (c) impose additional conditions to the Offer; or (d) amend any other term or condition of the Offer in any manner materially adverse to the holders of Shares.

      If we make a material change in the terms of the Offer or if we waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which a tender offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum of ten business days from the date of the change is generally required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Date, we increase or decrease the number of Shares being sought, or increase or decrease the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of the increase or decrease is first published, sent or given to holders of Shares, we will extend the Offer at least until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, eastern time.

      The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition. Consummation of the Offer is also conditioned upon expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"), and the other conditions set forth in Section 14. Subject to the terms of the Merger Agreement, we reserve the right (but are not obligated), in accordance with applicable rules and regulations of the SEC, to waive any or all of those conditions. If, by the Expiration Date, any or all of those conditions have not been satisfied, we may, without the consent of Barrett Resources, elect to (a) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, subject to the terms of the Offer and the Merger Agreement; (b) waive all of the unsatisfied conditions, subject to the terms of the Offer and the Merger Agreement and, subject to complying with the applicable rules and regulations of the SEC, and accept for payment the 16,730,502 Shares so tendered; or (c) subject to our obligations to extend the Offer until August 31, 2001 unless the Merger Agreement has been terminated in accordance with its terms, terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders. See Section 11. In the event that we waive any condition set forth in Section 14, the SEC may, if the waiver is deemed to constitute a material change to the information previously provided to the stockholders, require that the Offer remain open for an additional period of time and/or that we disseminate information concerning such waiver.

      Barrett Resources has provided us with its stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. We will mail this Offer to Purchase, the related Letter of Transmittal and other relevant materials to record holders of Shares and we will furnish the materials to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the securityholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for forwarding to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES; PRORATION.

      Upon the terms and subject to the conditions of the Offer (including, if we extend or amend the Offer, the terms and conditions of the Offer as so extended or amended), we will purchase, by accepting for payment, and will pay for 16,730,502 Shares validly tendered and not withdrawn (as permitted by Section 4) prior to the Expiration Date promptly after the later of (a) the Expiration Date and (b) the satisfaction or waiver of all the conditions to the Offer set forth in Section 14. In addition, subject to applicable rules of the SEC, we reserve the right to delay acceptance for payment of or payment for Shares pending receipt of any regulatory or governmental approvals specified in
Section 15. For information with respect to regulatory approvals that we are required to obtain prior to the completion of the Offer, see Section 15.

      In all cases, we will pay for Shares purchased in the Offer only after timely receipt by the Depositary of (a) certificates representing the Shares ("Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of the Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3; (b) the Letter of Transmittal (or a facsimile), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined herein) in connection with a book-entry transfer; and (c) any other documents that the Letter of Transmittal requires.

      The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-

Entry Transfer Facility tendering the Shares which are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

      For purposes of the Offer, we will be deemed to have accepted for payment, and purchased, Shares validly tendered and not withdrawn if and when we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to validly tendering stockholders.

UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE FOR SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

      If we do not purchase any tendered Shares pursuant to the Offer for any reason, including proration, or if you submit Share Certificates representing more Shares than you wish to tender, we will return Share Certificates representing unpurchased or untendered Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, the Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

IF, PRIOR TO THE EXPIRATION DATE, WE INCREASE THE PRICE OFFERED TO HOLDERS OF SHARES IN THE OFFER, WE WILL PAY THE INCREASED PRICE TO ALL HOLDERS OF SHARES THAT WE PURCHASE IN THE OFFER, WHETHER OR NOT THE SHARES WERE TENDERED BEFORE THE INCREASE IN PRICE.

      We reserve the right, subject to the provisions of the Merger Agreement, to transfer or assign, in whole or from time to time in part, to one or more of Williams' wholly-owned subsidiaries the right to purchase all or any portion of the Shares tendered in the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment in the Offer.

      If more than 16,730,502 Shares are validly tendered prior to the Expiration Date and are not properly withdrawn, we will, upon the terms and subject to the conditions of the Offer, accept for payment and pay for only 16,730,502 Shares, on a pro rata basis, with adjustments to avoid purchases of fractional Shares, based upon the number of Shares validly tendered prior to the Expiration Date and not properly withdrawn. Because of the difficulty of determining precisely the number of Shares validly tendered and not withdrawn, Purchaser would not expect to be able to announce the final results of proration or pay for Shares until at least five NYSE trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Holders of Shares may obtain such preliminary information from the Information Agent and may also be able to obtain such preliminary information from their brokers.

3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

      VALID TENDER OF SHARES. Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal (or a facsimile), properly completed and signed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents that the Letter of Transmittal requires at one of the Depositary's addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either
(a) you must deliver Share Certificates representing tendered Shares to the Depositary or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive Book-Entry Confirmation, in each case on or prior to the Expiration Date, or (b) you must comply with the guaranteed delivery procedures set forth below.

THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT YOUR OPTION AND SOLE RISK, AND DELIVERY WILL BE CONSIDERED MADE ONLY WHEN THE DEPOSITARY ACTUALLY RECEIVES THE SHARE CERTIFICATES OR CONFIRMATION OF A BOOK-ENTRY TRANSFER OF THE SHARES TENDERED. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

      BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures. However, although Shares may be delivered through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Depositary must receive the Letter of Transmittal (or facsimile), properly completed and signed, with any required signature guarantees, or an Agent's Message, and any other required documents, at one of its addresses set forth on the back cover of this Offer to Purchase on or before the Expiration Date, or you must comply with the guaranteed delivery procedure set forth below.

DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

      SIGNATURE GUARANTEES. A bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program (an "Eligible Institution") must guarantee signatures on all Letters of Transmittal, unless the Shares tendered are tendered (a) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

      If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the Share Certificates, with the signatures on the Share Certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

      If the Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile) must accompany each delivery of Share Certificates.

      GUARANTEED DELIVERY. If you want to tender Shares in the Offer and your Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or before the Expiration Date or the procedures for book-entry transfer cannot be completed on time, your

Shares may nevertheless be tendered if you comply with all of the following guaranteed delivery procedures:

      (1) your tender must be made by or through an Eligible Institution;

      (2) the Depositary must receive, as described below, a properly completed and signed Notice of Guaranteed Delivery, substantially in the form made available by us, on or before the Expiration Date; and

      (3) the Depositary must receive the Share Certificates (or a Book-Entry Confirmation of transfer of the Shares tendered) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or facsimile), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal within three trading days after the date of execution of the Notice of Guaranteed Delivery. A "trading day" is any day on which the NYSE is open for business.

      You may deliver the Notice of Guaranteed Delivery by hand, mail or facsimile transmission to the Depositary. The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

      Notwithstanding any other provision of the Offer, we will pay for Shares only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, the Shares tendered, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when the Depositary receives Share Certificates or Book-Entry Confirmation that the Shares have been transferred into the Depositary's account at the Book-Entry Transfer Facility.

      BACKUP FEDERAL INCOME TAX WITHHOLDING. Under the backup federal income tax withholding laws applicable to certain stockholders (other than certain exempt stockholders, including, among others, all corporations and certain foreign individuals), the Depositary may be required to withhold 31% of the amount of any payments made to those stockholders pursuant to the Offer. To prevent backup federal income tax withholding, you must provide the Depositary with your correct taxpayer identification number and certify that you are not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal (or, if you are a foreign stockholder, an appropriate Form W-8). See Instruction 11 of the Letter of Transmittal.

      TENDERING STOCKHOLDER'S REPRESENTATION AND WARRANTY; PURCHASER'S ACCEPTANCE CONSTITUTES AN AGREEMENT. A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to Purchaser that (a) such stockholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act and (b) the tender of such Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person's own account unless at the time of tender and at the Expiration Date such person has a "net long position" equal to or greater than the amount tendered in (i) Shares and will deliver or cause to be delivered such Shares for the purpose of tendering to Purchaser within the period specified in the Offer, or (ii) other securities immediately convertible into, exercisable for or exchangeable into Shares ("Equivalent Securities") and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to Purchaser within the period specified in the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Purchaser's acceptance for payment of Shares tendered pursuant to the

Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

      APPOINTMENT AS PROXY. By executing the Letter of Transmittal (including through delivery of an Agent's Message), you irrevocably appoint our designees, and each of them, as your agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of your rights with respect to the Shares that you tender and that we accept for payment and with respect to any and all other Shares and other securities or rights issued or issuable in respect of those Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment will be effective when we accept your Shares for payment in accordance with the terms of the Offer. Upon such acceptance for payment, all other powers of attorney and proxies given by you with respect to your Shares and such other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by you (and, if given, will not be deemed effective). Our designees will, with respect to the Shares and such other securities and rights for which the appointment is effective, be empowered to exercise all your voting and other rights as they in their sole discretion may deem proper at any annual or special meeting of Barrett Resources' stockholders, or any adjournment or postponement thereof, or by consent in lieu of any such meeting or otherwise. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, we or our designees must be able to exercise full voting, consent and other rights with respect to such Shares and other securities, including voting at any meeting of stockholders.

      DETERMINATION OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders determined by us not to be in proper form or the acceptance of or payment for which may, in the opinion of our counsel, be unlawful. Subject to the terms of the Merger Agreement and applicable law, we also reserve the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders.

      Our interpretation of the terms and conditions of the Offer will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to the tender have been cured or waived by us. None of Barrett Resources, Williams, Purchaser or any of their affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

      BINDING AGREEMENT. Our acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer.

      If you have any questions about the procedure for tendering Shares or need additional copies of the Offer to Purchase, the Letter of Transmittal or other documents, please telephone the Information Agent at (800) 223-2064 (banks and brokers can call (212) 440-9800, collect).

4. WITHDRAWAL RIGHTS.

      Except as described in this Section 4, tenders of Shares made in the Offer are irrevocable. You may withdraw Shares that you have previously tendered in the Offer at any time on or before the Expiration Date only as described in this
Section 4.

      If, for any reason, acceptance for payment of any Shares tendered in the Offer is delayed, or we are unable to accept for payment or pay for Shares tendered in the Offer, then, without prejudice to our rights set forth in this document, the Depositary may, nevertheless, on our behalf, retain Shares that you have tendered, and you may not withdraw your Shares except to the extent that you are entitled to and duly exercise withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by applicable law.

      In order for your withdrawal to be effective, you must deliver a written or facsimile transmission notice of withdrawal to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify your name, the number of Shares that you want to withdraw, and (if Share Certificates have been tendered) the name of the registered holder of the Shares as shown on the Share Certificate, if different from your name. If Share Certificates have been delivered or otherwise identified to the Depositary, then prior to the physical release of such Share Certificates, you must submit the serial numbers shown on the particular Share Certificates evidencing the Shares to be withdrawn and an Eligible Institution must guarantee the signature on the notice of withdrawal, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, the notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. You may not rescind a withdrawal of Shares. Any Shares that you withdraw will be considered not validly tendered for purposes of the Offer; however, you may tender your Shares again at any time before the Expiration Date by following any of the procedures described in Section 3 of this document.

      All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. None of Barrett Resources, Williams, Purchaser or any of their affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

      The following is a summary of the material United States federal income tax consequences of the Offer and the Merger. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service ("IRS") and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to United States persons that hold their Shares as capital assets for United States federal income tax purposes (generally, assets held for investment). This discussion does not address all of the tax consequences that may be relevant to a particular holder of Shares or to a holder of Shares that is subject to special treatment under United States federal income tax laws. If a holder of Shares has differing tax bases and/or holding periods in respect of its Shares, it should consult its own tax advisor prior to tendering in the Offer or voting on the Merger about possibly identifying the particular Shares to be tendered pursuant to the Offer and exchanged in the Merger and the tax bases and/or holding periods of the particular Williams Common Stock that it receives pursuant to the Merger. No ruling has been or will be sought from the IRS regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. HOLDERS OF SHARES MUST CONSULT THEIR OWN TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER, AS WELL AS THE EFFECTS OF STATE, LOCAL AND NON-UNITED STATES TAX LAWS.

      Purchaser expects that the Offer and the Merger will be treated as a single integrated transaction for United States federal income tax purposes. If the Offer and the Merger are so treated and assuming that the Merger is effected as a merger of Barrett Resources with and into Purchaser ("Forward Merger"), then the Offer and the Forward Merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code. As such a "reorganization", the United States federal income tax consequences of the Offer and the Forward Merger can be generally summarized as follows:

             Exchange of Shares Solely for Cash. A holder of Shares that tenders all of its Shares and has all of its Shares accepted for tender in the Offer will recognize capital gain or loss in an amount equal to the difference between the amount of cash received pursuant to the Offer and the holder's tax basis in such Shares. The capital gain or loss will be long-term capital gain or loss if the holder has held the Shares sold pursuant to the Offer for more than one year at the time such Shares are sold in the Offer.

             Exchange of Shares Solely for Williams Common Stock. A holder of Shares that exchanges all of its Shares for Williams Common Stock pursuant to the Forward Merger will not recognize any gain or loss except with respect to cash received in lieu of a fractional share of Williams Common Stock (as described below).

             Exchange of Shares for Cash and Williams Common Stock. A holder of Shares that has some of its Shares accepted for tender in the Offer and exchanges some of its Shares for Williams Common Stock pursuant to the Forward Merger will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of cash received pursuant to the Offer and
      (ii) an amount equal to the excess, if any, of (a) the sum of the amount of cash received pursuant to the Offer and the fair market value of the Williams Common Stock received pursuant to the Forward Merger over (b) the holder's tax basis in its Shares. The gain recognized will be capital gain unless the receipt of cash by the holder has the effect of a distribution of a dividend, in which case such gain will be treated as ordinary dividend income to the extent of the holder's ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes. For purposes of determining whether the receipt of cash by the holder has the effect of the distribution of a dividend, a holder will be treated as if the holder first exchanged all of its Shares solely for Williams Common Stock and then Williams immediately redeemed a portion of such stock for the cash that such holder actually received pursuant to the Offer. The IRS has indicated in rulings that any reduction in the interest of a minority stockholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would receive capital gain (as opposed to dividend) treatment. In determining whether the receipt of cash has the effect of a distribution of a dividend, certain constructive ownership rules must be taken into account. Holders that exchange Shares for cash pursuant to the Offer and Williams Common Stock pursuant to the Forward Merger must consult their own tax advisors as to the character of any gain recognized.

             Tax Basis for Williams Common Stock. A holder of Shares will have an aggregate tax basis in Williams Common Stock received pursuant to the Forward Merger equal to the holder's aggregate tax basis in its Shares surrendered pursuant to the Offer and the Forward Merger, (i) reduced by
      (a) the portion of the holder's tax basis in its Shares surrendered in the Forward Merger that is allocable to a fractional share of Williams Common Stock for which cash is received and (b) the amount of cash, if any, received by the holder pursuant to the Offer, and (ii) increased by the amount of gain (including any portion of such gain that is treated as a dividend as described above), if any, recognized by the holder in the Offer (but not by gain recognized upon the receipt of cash in lieu of a fractional share of Williams Common Stock pursuant to the Forward Merger).

             Holding Period for Williams Common Stock. The holding period for Williams Common Stock received by a holder of Shares pursuant to the Forward Merger will include the holding period for the Shares surrendered in the Offer and the Forward Merger.

             Cash Received in Lieu of a Fractional Share of Williams Common Stock. If a holder of Shares receives cash in lieu of a fractional share of Williams Common Stock in the Forward Merger, the holder will generally recognize capital gain or loss equal to the difference between the amount of cash received in lieu of the fractional share and the portion of the holder's tax basis in its Shares surrendered in the Forward Merger that is allocable to the fractional share. The capital gain or loss will be long-term capital gain or loss if the holder's holding period for the portion of the Shares deemed exchanged for the fractional share is more than one year at the Effective Time (as defined in the Merger Agreement) of the Forward Merger.

             Treatment of the Entities. No gain or loss will be recognized by Williams, Purchaser or Barrett Resources as a result of the Offer or the Merger.

      Under the Merger Agreement, Williams has agreed to use its reasonable best efforts to obtain an opinion ("Tax Opinion") of Skadden, Arps, Slate, Meagher & Flom, LLP (which includes its affiliated law practice entities) or another nationally recognized United States federal income tax counsel or "Big Five" accounting firm that, based on the facts and customary representations and assumptions, the Offer and the Forward Merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code. Williams expects to be able to obtain the Tax Opinion if (i) the Offer is consummated and, as expected, the proposed Forward Merger occurs in the ordinary course after consummation of the Offer, (ii) Williams and Barrett Resources are able to deliver customary representations to such counsel or "Big Five" accounting firm,
(iii) there is no adverse change in United States federal income tax law and
(iv) at the Effective Time of the Forward Merger, the aggregate fair market value of the Williams Common Stock delivered as consideration pursuant to the Forward Merger is greater than 40% of the sum of (a) the aggregate fair market value of such Williams Common Stock and (b) the aggregate amount of cash paid pursuant to the Offer and the Forward Merger.

      The Tax Opinion is not a condition to consummating the Offer or the Merger. If Williams obtains the Tax Opinion, then the Merger will be effected as a Forward Merger (and the United States federal income tax consequences will be as summarized above). An opinion of counsel or "Big Five" accounting firm is not binding on the IRS or any court. If Williams is not able to obtain the Tax Opinion, then Williams may, at its reasonable discretion, change the Merger in form from a Forward Merger to a merger of Purchaser (or another direct or indirect wholly-owned subsidiary of Williams) with and into Barrett Resources ("Reverse Merger"), which, as summarized below, will be a fully taxable transaction for all holders of Shares (but not for Williams, Purchaser or Barrett Resources). It is anticipated that Williams will exercise its discretion to change the Merger to a Reverse Merger from a Forward Merger if Williams is unable to obtain the Tax Opinion.

      In the event of the Reverse Merger, the tax consequences to holders of Shares would differ materially from those summarized above. In particular, although a holder of Shares that has all of its Shares accepted for tender in the Offer will recognize gain or loss for United States federal income tax purposes (as summarized above) regardless of whether the Merger is effected as a Forward Merger or a Reverse Merger or is otherwise treated as part of a "reorganization", all other holders of Shares would be taxed as follows: Each holder of Shares that has any of its tendered Shares accepted for tender in the Offer will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the holder's tax basis in such Shares. The capital gain or loss will be long-term capital gain or loss if the holder has held such Shares for more than one year at the time such Shares are purchased in the Offer. Each holder of Shares that exchanges any of its Shares for Williams Common Stock pursuant to the Reverse Merger will recognize capital gain or loss in an amount equal to the difference between the fair market value of the Williams Common Stock received pursuant to the Reverse Merger (including any cash received in lieu of a fractional share of Williams Common Stock) and the holder's tax basis in such Shares. The capital gain or loss will be long-term capital gain or loss if the holder has held the Shares surrendered in the Reverse Merger for more than one year at the Effective Time of the Reverse Merger.

      The determination by counsel or a "Big Five" accounting firm as to whether the Offer and the proposed Forward Merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code will depend upon the facts and law existing at the Effective Time of the proposed Forward Merger. It is possible that Williams will not be able to obtain the Tax Opinion. THUS, NO ASSURANCE CAN BE GIVEN THAT THE FORM OF THE MERGER WILL BE A FORWARD MERGER AS OPPOSED TO A FULLY TAXABLE REVERSE MERGER.

6. PRICE RANGE OF THE SHARES; DIVIDENDS.

      According to Barrett Resources' Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (the "Barrett Resources 10-K"), the Shares are principally traded on the NYSE under the symbol "BRR." The following table sets forth, for the periods indicated, the reported high and low sale prices for the Shares on the NYSE as reported in the Barrett Resources 10-K with respect to periods occurring in fiscal 1999 and 2000, and as reported by published financial sources with respect to the first fiscal quarter in 2001 and the current fiscal quarter.

QUARTER ENDED                                                 HIGH      LOW
-------------                                                ------    ------
March 31, 1999.............................................  $28.00    $15.44
June 30, 1999..............................................  $39.81    $24.31
September 30, 1999.........................................  $41.25    $32.25
December 31, 1999..........................................  $37.31    $23.06
March 31, 2000.............................................  $34.31    $19.19
June 30, 2000..............................................  $41.63    $27.31
September 30, 2000.........................................  $39.19    $26.69
December 31, 2000..........................................  $59.81    $35.63
March 31, 2001.............................................  $63.00    $42.75
June 30, 2001 (through May 11, 2001).......................  $72.00    $59.41

      According to the Barrett Resources 10-K, Barrett Resources has not paid any cash dividends since its inception. Under the terms of the Merger Agreement, Barrett Resources is not permitted to declare or pay dividends with respect to the Shares, without the prior written consent of Williams and Purchaser.

      On May 4, 2001, the last full day of trading of Shares prior to the announcement of the execution of the Merger Agreement, the reported closing price per Share on the NYSE was $67.30 and on March 6, 2001, the last full trading day before Shell Oil Company disclosed its unsolicited offer for Barrett Resources, the reported closing price per Share on the NYSE was $45.62. On May 11, 2001, the last full day of trading of Shares prior to the commencement of the Offer, the reported closing price per Share on the NYSE was $71.08.

      STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; NYSE LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

      POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be more than or less than the Offer Price.

      As discussed earlier, if the Offer is completed and the Barrett Resources' stockholders approve and adopt the Merger Agreement and the Merger, Williams will issue 1.767 shares of Williams Common Stock in the Merger upon the exchange of each then remaining Share of Barrett Resources (other than Shares held by Barrett Resources, Williams, Purchaser or any other subsidiary of Williams), including Shares not purchased as a result of proration. The exchange ratio of
1.767 shares of Williams Common Stock per Share is a fixed ratio that will not be adjusted as a result of any increase or decrease in the price of either the shares of Williams Common Stock or the Shares. AS A RESULT OF THE FIXED EXCHANGE RATIO, FLUCTUATIONS IN THE MARKET VALUE OF THE WILLIAMS COMMON STOCK WILL LIKELY AFFECT THE MARKET VALUE OF THE BARRETT RESOURCES SHARES OUTSTANDING AFTER COMPLETION OF THE OFFER.

      As described above, various factors may affect the market price of shares of Williams Common Stock, including changes in the business, operations, or prospects of Barrett Resources or Williams and general market and economic conditions. To a large extent, these factors are beyond our control or that of Williams or Barrett Resources. See "Introduction".

      NYSE LISTING. We do not anticipate that the Shares would be subject to delisting by the NYSE as a result of completion of the Offer. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, (a) the number of record holders of 100 or more Shares should fall below 1,200; (b) the number of publicly held Shares (exclusive of holdings of Purchaser and Williams and any other subsidiaries or affiliates of Barrett Resources and of officers or directors of Barrett Resources or their immediate families or other concentrated holdings of 10% or more ("Excluded Holdings")) should fall below 600,000; or (c) the aggregate market value of such publicly held Shares (exclusive of Excluded Holdings) should fall below $5,000,000. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

      If the NYSE were to delist the Shares, it is possible that the Shares would trade on one or more securities exchanges or in the over-the-counter market and that price or other quotations would be reported by such exchanges or through the Nasdaq National Market ("NASDAQ") or other sources. The extent of the public market for the Shares and the availability of such quotations would depend upon such factors as (i) the number of stockholders and/or the aggregate market value of the publicly traded Shares remaining at such time, (ii) the interest in maintaining a market in the Shares on the part of securities firms,
(iii) the possible termination of registration under the Exchange Act, as described below, and (iv) other factors. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability, of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

      EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Purchaser does not anticipate that such registration will be subject to termination as a result of completion of the Offer. Registration of the Shares may be terminated upon application by Barrett Resources to the SEC if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information that Barrett Resources would be required to furnish to its stockholders and the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirements of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) and the related requirement of an annual report to stockholders, no longer applicable to Barrett Resources. If the Shares were no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to Barrett Resources. In addition, the ability of "affiliates" of Barrett Resources and persons holding "restricted securities" of Barrett Resources to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired or, with respect to certain persons, eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for stock exchange listing or NASDAQ reporting.

      If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act and the listing of the Shares on the NYSE will be terminated following the completion of the Merger.

      MARGIN REGULATIONS. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which have the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors such as the number of record holders of the Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares may no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities". Purchaser does not anticipate that the Shares would not constitute "margin securities" as a result of the completion of the Offer.

8. CERTAIN INFORMATION CONCERNING BARRETT RESOURCES.

      Barrett Resources' principal executive offices are located at 1515 Arapahoe Street, Tower 3, Suite 1000, Denver, CO 80202. Its telephone number at such offices is (303) 572-3900. The following description of Barrett Resources and its business and the selected financial information set forth below have been taken from the Barrett Resources 10-K and are qualified in their respective entireties by reference to the Barrett Resources 10-K. None of Purchaser, Williams, the Dealer Manager or the Information Agent assumes any responsibility for the accuracy or completeness of the information concerning Barrett Resources contained in such documents and records or for any failure by Barrett Resources to disclose events that may have occurred or may affect the significance or accuracy of any such information.

      Barrett Resources is an independent gas and oil exploration and production company. Barrett Resources' core areas of activity are in the Rocky Mountain Region of Colorado, Wyoming and Utah and the Mid-Continent Region of Kansas and Oklahoma. At December 31, 2000, Barrett Resources' estimated proved reserves were 1,372 billion cubic feet of natural gas equivalent ("Bcfe") (96% natural gas and 4% crude oil) with an implied reserve life of 11.6 years based on total production in 2000 of 117.6 Bcfe. On April 24, 2001, Barrett Resources issued a press release announcing that, after a review by independent reservoir engineers, the estimate of Barrett Resources' proved gas and oil reserves had been raised from 1,372 Bcfe to approximately 2,100 Bcfe. See "-- Certain Financial Projections And Other Information (Unaudited) -- Gas and Oil Reserve Information", below. Barrett Resources' net daily production averaged 321 million cubic feet of gas equivalent ("Mcfe") per day for the year ended December 31, 2000. As of December 31, 2000, Barrett Resources owned an interest in 4,284 wells, of which 3,441 were producing. Of these producing wells, 2,680 were operated by Barrett Resources. These operated wells contributed approximately 91% of Barrett Resources' natural gas and oil production for the year ended December 31, 2000. Barrett Resources also owns and operates a natural gas gathering system, a 27-mile pipeline and a natural gas processing plant in the Piceance Basin. Barrett Resources markets all of its own natural gas and oil production from wells that it operates. In addition, Barrett Resources engages in natural gas trading activities, which involve purchasing natural gas from third parties and selling natural gas to other parties at prices and volumes that management anticipates will result in profits to Barrett Resources.

                         SELECTED FINANCIAL INFORMATION

      Set forth below is certain selected consolidated financial information relating to Barrett Resources and its subsidiaries with respect to the twelve months ended December 31, 2000, 1999, and 1998 that has been excerpted or derived from the financial statements contained in the Barrett Resources 10-K. Also set forth below is certain unaudited consolidated summary information relating to Barrett Resources and its subsidiaries with respect to the three months ended March 31, 2001 that has been excerpted or derived from the financial statements contained in the soliciting material on Schedule 14A filed by Barrett Resources on May 1, 2001 pursuant to Rule 14a-12 under the Exchange Act and certain unaudited consolidated summary information with respect to the three months ended March 31, 2000 that has been excerpted or derived from the financial statements contained in the Form 10-Q filed by Barrett Resources on May 15, 2000. More comprehensive information is included in the Barrett Resources 10-K and other documents filed by Barrett Resources with the SEC. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the SEC in the manner set forth below.

                         BARRETT RESOURCES CORPORATION

                         CONSOLIDATED INCOME STATEMENT

                                     THREE MONTHS ENDED
                                         MARCH 31,
                                   ----------------------         YEAR ENDED DECEMBER 31,
                                        (UNAUDITED)          ----------------------------------
                                      2001         2000         2000         1999        1998
                                   ----------    --------    ----------    --------    --------
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Operating Revenues...............  $  164,983    $ 69,111    $  376,432    $215,000    $211,768
Net income (loss)................  $   57,012    $  7,826    $   27,674    $ 20,828    $(93,743)
Net income (loss) per share......  $     1.67    $   0.24    $     0.83    $   0.64    $  (2.95)
Total assets at the end of each
  period.........................  $1,162,770    $967,358    $1,253,833    $884,301    $838,879
Long-term debt at the end of each
  period.........................  $  295,005    $384,595    $  406,269    $355,250    $334,067

                           CONSOLIDATED BALANCE SHEET

                                                         MARCH 31,     DECEMBER 31,    DECEMBER 31,
                                                           2001            2000            1999
                                                        -----------    ------------    ------------
                                                        (UNAUDITED)
                                                             (IN THOUSANDS, EXCEPT SHARE DATA)
                                              ASSETS
Current assets:
  Cash and cash equivalents...........................  $   22,830      $   25,454       $ 20,634
  Receivables, net....................................     177,519         297,766         99,906
  Gas inventory held for sale, at market..............         855          27,418         19,907
  Deferred income tax assets..........................      26,372              --             --
  Other current assets................................      18,436          29,042         14,075
                                                        ----------      ----------       --------
          Total current assets........................     246,012         379,680        154,522
Other assets:
Net property and equipment (full cost method).........     907,494         869,606        726,489
Other assets, net.....................................       9,264           4,547          3,290
                                                        ----------      ----------       --------
          Total Assets................................  $1,162,770      $1,253,833       $884,301
                                                        ==========      ==========       ========
                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable....................................  $  147,352      $  234,739       $ 94,293
  Amounts payable to oil and gas property owners......      13,144          18,672          5,879
  Production taxes payable............................      44,039          39,229         22,981
  Accrued and other liabilities.......................      20,571          20,917         16,610
  Unrealized mark to market transactions..............      81,793          47,745             --
                                                        ----------      ----------       --------
          Total current liabilities...................     306,899         361,302        139,763
Long term debt........................................     295,005         406,269        355,250
Deferred income taxes.................................      52,560          39,003         25,640
Unrealized mark to market transactions................      87,779          31,446             --
Other long-term liabilities...........................      20,000              --             --
                                                        ----------      ----------       --------
          Total liabilities...........................     762,243         838,020        520,653
Commitments and contingencies
Stockholders' equity:
  Common stock, $.01 par value: 45,000,000 shares
     authorized and 33,461,004 shares issued and
     outstanding at March 15, 2001 (33,394,063 at
     December 31, 2000)...............................         335             334            326
  Additional paid-in capital..........................     298,534         296,043        271,560
  Retained earnings...................................     176,446         119,436         91,762
  Accumulated other comprehensive loss................     (74,525)             --             --
  Treasury Stock, at cost.............................        (263)             --             --
                                                        ----------      ----------       --------
          Total stockholders' equity..................     400,527         415,813        363,648
                                                        ----------      ----------       --------
          Total liabilities and stockholders'
            equity....................................  $1,162,770      $1,253,833       $884,301
                                                        ==========      ==========       ========

      Barrett Resources files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Barrett Resources' SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at http://www.sec.gov.

      Although we have no knowledge that any such information is untrue, we take no responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to Barrett Resources or any of its subsidiaries or affiliates or for any failure by Barrett Resources to disclose events which may occur or may have occurred or may affect the significance or accuracy of any such information.

        CERTAIN FINANCIAL PROJECTIONS AND OTHER INFORMATION (UNAUDITED)

      In the course of Williams' due diligence review of Barrett Resources, Barrett Resources provided to Williams a Five-Year Strategic Projection as part of Barrett Resources' March 2001 plan detailing Barrett Resources' forecasts for certain operational and financial items (the "Projections"). The Projections were based on numerous assumptions and management estimates. The Projections also assumed a reserve development scenario contained in an internal reserve report which included Barrett Resources' estimates of proved and unproved gas and oil reserves. The actual results may vary materially from the Projections. Certain information derived from the Projections has been set forth below for the limited purpose of giving stockholders access to certain projections and other information provided by Barrett Resources' management to Williams in connection with its due diligence review of Barrett Resources. In addition, in connection with Williams' due diligence review of Barrett Resources, Barrett Resources also provided Williams access in its data room to a set of projections prepared by Barrett Resources in February 2001, which projections were less optimistic than the projections included in the Projections described below.

THE PROJECTED FINANCIAL, GAS AND OIL RESERVE AND OTHER INFORMATION SET FORTH BELOW NECESSARILY REFLECTS NUMEROUS ASSUMPTIONS WITH RESPECT TO GENERAL BUSINESS AND ECONOMIC CONDITIONS AND OTHER MATTERS, INCLUDING ESTIMATES OF FUTURE PRICES AND GAS AND OIL RESERVES, MANY OF WHICH ARE INHERENTLY UNCERTAIN OR BEYOND BARRETT RESOURCES', WILLIAMS' OR PURCHASER'S CONTROL, AND DOES NOT TAKE INTO ACCOUNT ANY CHANGES IN BARRETT RESOURCES' OPERATIONS OR CAPITAL STRUCTURE WHICH MAY RESULT FROM THE OFFER AND THE MERGER. IT IS NOT POSSIBLE TO PREDICT WHETHER THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS WILL BE VALID, AND ACTUAL PRICES, GAS AND OIL RESERVE AMOUNTS AND RESULTS MAY PROVE TO BE MATERIALLY HIGHER OR LOWER THAN THOSE CONTAINED IN THE PROJECTIONS. THE INCLUSION OF INFORMATION FROM THE PROJECTIONS SHOULD NOT BE REGARDED AS AN INDICATION THAT WILLIAMS OR BARRETT RESOURCES CONSIDERED IT A RELIABLE PREDICTOR OF FUTURE EVENTS, AND THIS INFORMATION SHOULD NOT BE RELIED ON AS SUCH BY BARRETT RESOURCES' STOCKHOLDERS. NONE OF BARRETT RESOURCES, PURCHASER, WILLIAMS, THE DEALER MANAGER, THE INFORMATION AGENT OR ANY OF THEIR RESPECTIVE REPRESENTATIVES ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THE PROJECTIONS, AND BARRETT RESOURCES HAS MADE NO REPRESENTATIONS OR WARRANTIES TO WILLIAMS OR PURCHASER REGARDING SUCH INFORMATION.

  Financial Projections.

                         BARRETT RESOURCES CORPORATION

                     SELECTED INCOME STATEMENT INFORMATION

                                    2001        2002         2003          2004          2005
                                  --------    --------    ----------    ----------    ----------
                                                      (THOUSANDS OF DOLLARS)
Revenue.........................  $420,890    $657,847    $1,012,964    $1,285,639    $1,541,345
Production costs................   231,846     317,075       446,187       569,970       686,634
Operating profit................   189,044     340,773       566,776       715,669       854,711
Net income before taxes.........   208,361     315,479       551,683       708,794       855,211
Net income......................   129,184     195,597       342,044       439,452       530,231

                       SELECTED BALANCE SHEET INFORMATION

                                  2001          2002          2003          2004          2005
                               ----------    ----------    ----------    ----------    ----------
                                                     (THOUSANDS OF DOLLARS)
ASSETS
Current Assets...............  $  388,157    $  393,023    $  401,289    $  565,288    $1,087,212
Property and equipment,
  net........................   1,037,083     1,303,675     1,534,218     1,627,375     1,639,533
Other assets.................       4,547         4,547         4,547         4,547         4,547
                               ----------    ----------    ----------    ----------    ----------
     Total assets............  $1,429,787    $1,701,245    $1,940,054    $2,197,210    $2,731,293
LIABILITIES AND STOCKHOLDERS
  EQUITY
Current Liabilities..........  $  331,568    $  326,494    $  326,494    $  326,494    $  326,495
Long-term debt...............     405,000       405,000       210,000            --            --
Deferred income taxes
  payable....................     116,777       217,711       309,477       337,181       341,032
Other long-term
  liabilities................      31,446        11,446        11,446        11,446        11,446
Total stockholders' equity...     544,997       740,593     1,082,637     1,522,089     2,052,320
                               ----------    ----------    ----------    ----------    ----------
     Total liabilities and
       stockholder's
       equity................  $1,429,787    $1,701,245    $1,940,054    $2,197,210    $2,731,293

                            PROJECTED SELECTED ITEMS

                                                       2001    2002    2003     2004     2005
                                                       ----    ----    -----    -----    -----
Production (Bcfe)....................................  129      188      257      326      393
Reserve additions (Bcfe).............................  381     1138      703      713      787
Capital investment ($ millions)......................  273      413      417      327      285
Production taxes (% of revenue)......................  9.0%     9.6%     9.6%     9.9%    10.0%
Total revenue ($ millions)...........................  421      658    1,013    1,286    1,541
EBITDA ($ millions)..................................  294      488      753      950    1,128

Financial Assumptions.

      In preparing the Projections, Barrett Resources made numerous assumptions, including, without limitation, those assumptions set forth in the following table. Such assumptions were based upon Barrett Resources' management's forecasts and estimates of future conditions. In addition to estimating items such as gas prices, costs, tax rates and depletion, depreciation and amortization, Barrett Resources' management also relied on production estimates based on development drilling at higher rates than that currently taking place, as well as other projects that Williams may or may not choose to pursue. It is not possible to predict whether these assumptions made in preparing the Projections will be valid, and actual items assumed may prove to be materially different than those contained in these assumptions.

                         CERTAIN FINANCIAL ASSUMPTIONS

                                                 2001      2002      2003      2004      2005
                                                ------    ------    ------    ------    ------
NYMEX gas price per Mcf.......................  $ 4.50    $ 4.50    $ 4.50    $ 4.50    $ 4.50
Realized gas sales price per Mcf..............  $ 3.22    $ 3.46    $ 3.93    $ 3.94    $ 3.92
Realized oil sales price per bbl..............  $24.00    $24.00    $24.00    $24.00    $24.00
Average lease operating expenses per Mcfe
  (including transportation & gathering)......  $ 0.48    $ 0.47    $ 0.45    $ 0.47    $ 0.49
Average production tax rate...................    9.00%     9.60%     9.60%     9.90%    10.00%
Average total production costs per Mcfe.......  $ 0.83    $ 0.84    $ 0.84    $ 0.86    $ 0.89
Depletion, depreciation & amortization rate
  per Mcfe....................................  $ 0.82    $ 0.78    $ 0.72    $ 0.72    $ 0.70

  Gas and Oil Reserve Information.

      As part of the due diligence process, Barrett Resources provided Williams with certain information related to its "booked/proved" gas and oil reserves, as well as certain estimates of "unbooked/unproved" reserves. Barrett Resources indicated in information provided during the due diligence process that it had booked/proved gas and oil reserves of 1,372 Bcfe and 8,008 Bcfe in unbooked/unproved reserves. Of the 8,008 Bcfe of unbooked/unproved reserves, approximately 5,385 Bcfe of the unbooked/unproved reserves were attributable to the Piceance and Powder River Basins, and approximately 1,629 Bcfe of the unbooked/unproved reserves were attributable to exploration activities. On April 24, 2001 and subsequent to Williams' receipt of the foregoing reserve estimates, Barrett Resources issued a press release announcing that, after a review by independent reservoir engineers, the estimate of Barrett Resources' proved gas and oil reserves had been raised from 1,372 Bcfe to approximately 2,100 Bcfe; no further information was provided to Williams by Barrett Resources regarding how and to what extent the booking of these additional proved reserves would affect the estimates of unbooked/unproven reserves. According to Barrett Resources, the estimates of "unbooked/unproved" reserves that Barrett Resources provided to Williams were attributable to Barrett Resources' belief in the potential for significant growth in its natural gas reserves and production due to, among other things, its large acreage position in the Piceance Basin (134,000 net acres) and the Powder River Basin (476,000 net acres), geological and reservoir engineering data, increases in production and its exploration activities.

      Proved reserves are the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved reserves are limited to those quantities of oil and gas which can be expected, with little doubt, to be recoverable commercially at current prices and costs, under existing regulatory practices and with existing conventional equipment and operating methods. Estimates of unbooked/unproved reserves are based upon analysis of geological and engineering data which does not demonstrate such reserves to be proved under existing economic and operating conditions, but indicates where such analysis suggests some likelihood of their existence and future recovery. ESTIMATES OF UNPROVED RESERVES ARE HIGHLY SPECULATIVE, SHOULD NOT BE REGARDED AS AN INDICATION THAT WILLIAMS OR BARRETT RESOURCES CONSIDERS THEM A RELIABLE PREDICTOR OF FUTURE PROVED RESERVES AND THIS INFORMATION SHOULD NOT BE RELIED ON AS SUCH. IN ADDITION, IT MAY NOT BE ECONOMICAL TO RECOVER UNBOOKED/UNPROVED RESERVES IF THERE IS A DECLINE IN THE MARKET PRICE IN OIL AND GAS. THE ABILITY TO PRODUCE UNBOOKED/UNPROVED RESERVES IS ALSO HIGHLY DEPENDENT ON GOVERNMENTAL REGULATIONS RELATING TO DRILLING OF OIL AND GAS WELLS.

      CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS. Certain matters discussed herein, including without limitation, the Projections and the reserve information, are forward-looking statements that involve risks and uncertainties. Such information has been included in this Offer to Purchase for the limited purpose of giving Barrett Resources' stockholders access to projections and other information prepared by Barrett Resources' management that were made available to Williams. The Projections were based on assumptions concerning Barrett Resources' operations and business prospects in 2001 through 2005, including the assumption that Barrett Resources would continue to operate under the same ownership structure as existed at the time the Projections were prepared. The Projections were also based on other revenue, expense and operating assumptions. Information of this type is based on estimates and assumptions that are inherently subject to significant economic and competitive uncertainties and contingencies, all of which are also difficult to predict and many of which are beyond Barrett Resources' and Williams' control. Such uncertainties and contingencies include, but are not limited to, the following factors: changes in the economic conditions in which Barrett Resources operates, including fluctuations in demand, seasonally and otherwise; greater than anticipated competition or price pressures; changes in market prices for gas and oil; new or alternative product offerings; better or worse than expected customer consumption resulting in the need to expand operations and make capital investments; the availability of resources to recover gas and oil reserves and the impact of investments required to enter new markets or remain competitive in established markets. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than those set forth above. In addition, the Projections and other forward-looking information were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections and forecasts, and are included in this Offer to Purchase only because such information was made available to Williams by Barrett Resources. Neither Williams', Purchaser's nor Barrett Resources' independent accountants or independent reservoir engineers have examined, compiled or applied any agreed upon procedures to this information, and, accordingly, do not express an opinion or any form of assurance with respect thereto and assume no responsibility for this information. Neither Williams, Purchaser nor Barrett Resources intends to provide any updated information with respect to the Projections, reserve information or any forward-looking statements.

9. CERTAIN INFORMATION CONCERNING WILLIAMS AND PURCHASER

      Williams is a Delaware corporation with its principal executive offices located at One Williams Center, Tulsa, OK 74172. Its telephone number at such offices is (918) 573-2000. Williams, together with its subsidiaries, is a leading company in the energy sector. Williams and its subsidiaries are principally dedicated to energy-related activities, including transportation and storage of natural gas and related activities; exploration and production of oil and gas; natural gas gathering, processing and treating activities; natural gas liquids transportation; transportation of petroleum products and related terminal services; light hydrocarbon/olefin transportation; ethylene production; production and marketing of ethanol and bio-products; refining of petroleum products; retail marketing; and energy commodity marketing and trading. The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the directors and executive officers of Williams are set forth in Schedule I.

      Purchaser is a Delaware corporation with its principal executive offices located at One Williams Center, Tulsa, OK 74172. Its telephone number at such offices is (918) 573-2000. Purchaser is a wholly-owned subsidiary of Williams. Purchaser has not carried on any activities other than in connection with the Offer and the Merger. The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the directors and executive officers of Purchaser are set forth in Schedule I.

      On April 23, 2001, Williams completed the spinoff (the "Spinoff") of Williams Communications Group, Inc. ("WCG"), Williams' former telecommunications business, through a tax-free distribution of 398.5 million WCG shares to Williams' stockholders. This distribution amounted to approximately 95 percent of the WCG shares held by Williams. After the close of market on April 23, 2001, Williams stockholders were issued 0.822399 of a share of WCG common stock for each share of Williams Common Stock held, with cash in lieu of fractional shares. On or before May 15, 2001, Williams expects to file with the SEC its Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, which will contain financial disclosure and other information regarding the Spinoff.

      Williams is subject to the information and reporting requirements of the Exchange Act and is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Williams' business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of Williams' securities, any material interests of such persons in transactions with Williams and certain other matters is required to be disclosed in proxy statements and annual reports distributed to Williams' stockholders and filed with the SEC. You may inspect or copy these reports, proxy statements and other information at the SEC's public reference facilities and they should also be available for inspection in the same manner as set forth above with respect to Barrett Resources in Section 8 of this document.

      Except as set forth elsewhere in this Offer to Purchase or Schedule I hereto: (a) neither Williams, Purchaser nor, to our knowledge, any of the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of ours or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Barrett Resources; (b) neither Williams, Purchaser, nor, to our knowledge, any of the persons or entities referred to in clause (a) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of Barrett Resources during the past 60 days; (c) neither Williams, Purchaser nor, to our knowledge, any of the persons listed in
Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Barrett Resources (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (d) since May 7, 1999, there have been no transactions which would require reporting under the rules and regulations of the SEC between Williams or any of its subsidiaries or, to our knowledge, any of the persons listed in Schedule I hereto, on the one hand, and Barrett Resources or any of its executive officers, directors or affiliates, on the other hand; and (e) since May 7, 1999, there have been no contacts, negotiations or transactions between Williams or any of its subsidiaries or, to our knowledge, any of the persons listed in Schedule I hereto, on the one hand, and Barrett Resources or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

10. BACKGROUND OF THE OFFER.

      As a part of ongoing business development activities, for several months prior to mid-March 2001, a strategic team within Williams evaluated several natural gas exploration and production companies as possible acquisition candidates to complement Williams' other business activities. Barrett Resources was one of the potential acquisition candidates identified in that process.

      On March 7, 2001, Shell Oil Company ("Shell") issued a press release announcing an unsolicited proposal to acquire Barrett Resources for $55 per Share in cash. On March 8, 2001, Barrett Resources issued a press release announcing that its Board of Directors had reviewed and rejected Shell's unsolicited proposal and that the Board had authorized management of Barrett Resources to pursue strategic alternatives, including seeking acquisition proposals from qualified parties.

      On March 8, 2001, following Shell's announcement of its unsolicited proposal to acquire Barrett Resources, representatives of Williams contacted a senior officer of Barrett Resources to indicate Williams' interest in acquiring Barrett Resources. Thereafter, Barrett Resources' financial advisors, Goldman Sachs and Petrie Parkman, contacted representatives of Williams in regards to Williams' participation in Barrett Resources' process.

      On March 9, 2001, Williams entered into a Confidentiality Agreement with Barrett Resources (the "Confidentiality Agreement") which provided, among other things, that Williams would keep confidential information it received from Barrett Resources and would abide by certain "standstill" restrictions until May 11, 2001.

      On March 12, 2001, Shell and a wholly-owned subsidiary of Shell commenced a cash tender offer for all outstanding Shares at $55 per Share (the "Shell Offer"). Also on March 12, 2001, Shell filed with the SEC preliminary consent solicitation materials, pursuant to which Shell stated it would seek to remove all of Barrett Resources' directors without cause and replace them with three nominees selected by Shell (the "Shell Consent Solicitation"). A record date of April 19, 2001 was eventually set by Barrett Resources' Board for the proposed Shell Consent Solicitation.

      On March 22, 2001, Barrett Resources' Board held a special meeting at which the Board reviewed the Shell Offer and unanimously concluded that the Shell Offer was inadequate and not in the best interests of Barrett Resources' stockholders.

      Commencing in mid-March 2001 and continuing through May 6, 2001, Williams and its representatives conducted a due diligence review of the business and financial condition of Barrett Resources. During such period, representatives of Williams held several discussions with representatives of Barrett Resources about Williams' interest in Barrett Resources and Barrett Resources' strategic fit with Williams, including, among others, a few conversations held prior to the May 2, 2001 bid deadline between Mr. Keith Bailey, Chairman, President and Chief Executive Officer of Williams, and C. Robert Buford, a director of Barrett Resources and an acquaintance of Mr. Bailey.

      On or about April 11, 2001, Barrett Resources sent to each party (including Williams) who signed a confidentiality agreement and visited the data room (i) a detailed instruction letter for submitting binding proposals to acquire or merge with Barrett Resources and (ii) two forms of merger agreement (one for cash proposals and one for stock proposals). The letter indicated that each party's proposal was due on May 2, 2001 along with any comments and revisions that each party required to the relevant form(s) of merger agreement.

      On April 26, 2001, Shell announced that it was increasing the price offered in the Shell Offer from $55 to $60 per Share (the "Revised Shell Offer"). On April 30, 2001, Barrett Resources announced that it had rejected the Revised Shell Offer as inadequate and reiterated that Barrett Resources had invited competing offers as part of a process to review its strategic alternatives. In response to Shell's request that Barrett Resources consider Shell's Revised Offer on an equal basis with any other offers, Barrett Resources invited Shell to participate in the auction process and submit its "best and final" offer by 12:00 noon, on Wednesday, May 2, 2001, the deadline which Barrett Resources had established for other interested parties participating in the "auction process". Barrett Resources also furnished Shell's financial advisors with the forms of merger agreements it had furnished to other potential bidders, and advised Shell of the "ground rules" which were also applicable to other potential bidders.

      On May 1, 2001, the Williams Board of Directors, together with Williams' financial advisors, held a telephonic meeting for the purpose of considering the authorization of an acquisition proposal for Barrett Resources. At the beginning of the telephonic meeting, outside individuals were mistakenly connected by a conference call vendor. Before this error was discovered, officers of Williams stated that the Board meeting had been called to consider Williams' potential proposal to acquire Barrett Resources. As a result of this non-intentional, inadvertent disclosure, Williams filed a Form 8-K disclosing this event on May 1, 2001.

      Following approval by the Williams Board of Directors to submit a proposal to acquire Barrett Resources in accordance with the bid procedures established by Barrett Resources, Williams sent a proposal letter to Barrett Resources' financial advisors on May 2, 2001, the form of which is set forth below:

                                                                     May 2, 2001

VIA OVERNIGHT MAIL and FACSIMILE

Ray Strong                                                     Jon Hughes
Vice President                                                 Principal
Goldman, Sachs & Co.                                           Petrie Parkman & Co.
85 Broad Street, 19th Floor                                    600 Travis St., Suite 7400
New York, NY 10004                                             Houston, TX 77002
Fax: 212-346-3895                                              Fax: 713-650-8461

      Re: Proposal to Acquire all of the outstanding equity securities of Barrett Resources Corporation ("Company")

Dear Messrs. Strong and Hughes:

      In response to your invitation to bid dated April 11, 2001, The Williams Companies, Inc. ("Williams") hereby submits this bid proposal to acquire 100% of the outstanding common stock of Barrett Resources Corporation ("Shares") on the terms set forth in this letter. Except as set forth in that certain confidentiality agreement dated March 9, 2001 between Williams and Barrett Resources, neither Williams nor any of its affiliates have any obligation to Barrett Resources based on this letter or otherwise unless and until each of the conditions set forth below has been satisfied.

      The material terms and conditions of Williams' proposal are as follows:

             1. SHARE PRICE. Williams will pay a price per Share equivalent to $71.00 for each outstanding Share.

             2. STRUCTURE. The consideration for the Shares will be composed of 50% Williams common stock and 50% cash. If desired by Barrett's Board of Directors, Williams will increase the common stock component of its offer up to 100% of the consideration. The exchange ratio will be fixed at the time of the execution of the definitive agreements and be determined by the market price of Williams common stock, such market price to be the average closing price of Williams stock on the New York Stock Exchange ("NYSE") for 10 consecutive days preceding the execution of the definitive agreements. Williams believes that an exchange of stock not only provides the potential for significant value appreciation but also an attractive tax deferral to Barrett stockholders. In the event that Barrett Resources desires a combination of cash and Williams common stock, we would propose to structure the transaction as a cash tender offer followed by a stock for stock merger. The transaction is intended to qualify as a tax-free reorganization.

             3. SOURCE OF FUNDS. Williams has committed lines of capital and/or cash on hand in amount sufficient to pay any cash portion of the consideration at the closing.

             4. COMPANY EMPLOYEES. Williams admires Barrett and realizes that Barrett Resources' success is a direct result of its dedicated, highly competent employees. Williams plans on retaining a substantial majority of Barrett's employees and maintaining Barrett's offices in Denver. We also expect that Williams' northern Rocky Mountain assets, including interests in the prolific Jonah Field, will be integrated with Barrett's assets and operated out of Denver. Since there is very little overlap between Barrett's and Williams' core properties, most of Barrett's employees can expect to continue in the same capacity in which they currently act, with expanded opportunities for future advancement.

             5. CONDITIONS. Williams' proposal contained herein is subject to the following conditions:

                  a. DEFINITIVE AGREEMENT. Williams and Barrett Resources shall have entered into a mutually acceptable definitive merger agreement containing the terms set forth in this letter and in the attached form of merger agreement, as revised.

                  b. APPROVALS. The proposal provided herein has been approved by the Williams Board of Directors. The following additional approvals shall have been obtained: (i) the approval of the board of directors of Barrett Resources, (ii) the applicable waiting period under the Hart-Scott-Rodino Act shall have expired or been terminated, (iii) the Williams common stock to be issued in connection with this proposal shall have been registered by the SEC and approved for listing on the NYSE, and (iv) the stockholders of Barrett Resources shall have tendered at least 50% of the Shares.

             6. CONFIDENTIALITY. This Proposal and the price, terms and conditions herein are subject to Barrett Resources' agreement that the proposal and the price, terms and conditions herein will not be made public or otherwise disclosed without the prior consent of Williams.

             7. NO SOLICITATION; TERMINATION FEE. Barrett Resources will agree to customary non-solicitation of acquisition proposals, including notice provisions of third party offers and proposed termination of the merger agreement. The merger agreement will provide for a termination fee equal to three percent of the value of 100% of the Shares, payable to Williams if, among other things, Barrett Resources accepts a "superior" proposal, Barrett Resources' board withdraws its recommendation, there is a change in the majority of Barrett Resources' board or the minimum tender condition is not met and a competing acquisition proposal has been made.

             8. MANAGEMENT PRESENTATION. Williams would be pleased to meet as soon as practical with the Barrett Board of Directors to describe Williams' plans and expectations for the future, the compelling value inherent in our common stock, and the reasons we expect our stock to continue to perform well relative to the market and industry as a whole.

      We appreciate your consideration of this proposal. In order to help you understand the upside value of Williams common stock as consideration in an exchange offer, we have included some backup material to this letter containing recent analyst comments, earnings estimates, recommendations on Williams, and a graph showing Williams as a compelling stock value in relation to other comparable stocks. Williams common stock (ticker: WMB) achieved a total return of 1345% from January 1, 1990 to April 30, 2001, a compound annual return of 28%. We are including this material solely for informational purposes, and we assume no responsibility for the accuracy of the factual information contained therein. As a matter of policy, we do not generally comment on analysts' projections or estimates and our inclusion of this material should not in any matter be viewed as agreement or acquiescence on our part with the projections or opinions set forth in such material.

      Please direct any questions or comments regarding this proposal to Mark Wilson, Vice President of Corporate Development, at the office at (918) 573-9236, facsimile number (918) 573-2334, at home at . . ., or cell phone at .
 . . We have engaged Skadden, Arps, Slate, Meagher & Flom, LLP as our legal advisors and Merrill Lynch & Co., Inc. as our financial advisors in connection with this process.

      We would like to begin negotiation of definitive agreements immediately and be in a position to sign a definitive merger agreement within one week. This offer will remain in effect until 5:00 p.m. Central

Time on May 9, 2001, whereupon it will automatically expire unless extended by Williams in its sole discretion.

                                          Sincerely,

                                          THE WILLIAMS COMPANIES, INC.

                                          By: /s/    KEITH E. BAILEY
                                            ------------------------------------
                                                      Keith E. Bailey
                                            Chairman of the Board, President and
                                                             CEO

      The proposal letter was accompanied by proposed changes to the form of merger agreement relating to a stock proposal furnished by Barrett Resources to Williams during the "auction process".

      On May 2, 2001, Shell announced that it would maintain its revised offer price for the Shares at $60 per Share and that is was prepared to negotiate all terms of its proposal, including price. Shell also announced that it was submitting a merger agreement to Barrett Resources' financial advisors and that such merger agreement did not include a "breakup fee."

      On the afternoon of May 4, 2001, representatives of Barrett Resources advised representatives of Williams that Williams was one of two final bidders in Barrett Resources' auction process and requested that Williams submit an amended proposal, if it chose to do so, by 2:00 p.m. (Denver time) on Saturday, May 5, 2001, and that Williams consider providing more certainty as to value with respect to the stock portion of its proposal. Commencing on the evening of May 4, 2001, counsel for Barrett Resources provided to Williams and counsel for Williams a revised form of merger agreement and related schedules. The revised merger agreement reflected Barrett Resources' response to the form of merger agreement which had been submitted by Williams with its May 2(nd) proposal letter.

      On Saturday, May 5, 2001, representatives of Williams advised Barrett Resources that Williams was increasing its proposal from $71 to $73 per Share, while maintaining the structure and other terms set forth in its May 2(nd) proposal letter, and accepting Barrett Resources' proposed maximum expense reimbursement amount of $15 million. In addition, counsel for Williams provided Barrett Resources and its counsel a revised form of merger agreement that responded to the May 4(th) draft of the merger agreement. During the evening of May 5, 2001, representatives of Barrett Resources advised Williams that it was the prevailing bidder in Barrett Resources' auction process. Negotiations with respect to the draft merger agreement continued through May 6, 2001 and the early morning hours of May 7.

      On May 6, 2001, representatives of Barrett Resources and its legal and financial advisors traveled to Williams' headquarters in Tulsa, Oklahoma and conducted an on-site due diligence review of Williams.

      On the evening of May 6, 2001, the Board of Directors of Williams held a telephonic meeting at which the Merger Agreement and the transactions contemplated thereby were approved. At such meeting, Merrill Lynch, financial advisor to Williams, rendered an oral opinion (which was subsequently confirmed in writing) that as of the date of the opinion the consideration to be paid in the Offer and Merger, taken together, was fair from a financial point of view to Williams. Barrett Resources' Board of Directors held a meeting early in the morning of May 7, 2001 at which the Merger Agreement and related transactions were approved. The Merger Agreement was executed on the morning of May 7, 2001 and separate press releases announcing the transaction were issued by each of Williams and Barrett Resources.

      On May 7, 2001, Shell publicly announced that it was withdrawing its offer to acquire Barrett Resources.

      On May 14, 2001, Williams and Purchaser commenced the Offer.

11. PURPOSE OF THE OFFER AND THE MERGER; THE MERGER AGREEMENT; EFFECTS OF INABILITY TO CONSUMMATE THE MERGER; STATUTORY REQUIREMENTS; APPRAISAL RIGHTS; PLANS FOR BARRETT RESOURCES; CONFIDENTIALITY AGREEMENTS; "GOING PRIVATE" TRANSACTIONS.

  Purpose of the Offer

      The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, Barrett Resources. The Offer, as the first step in the acquisition of Barrett Resources, is intended to facilitate the transaction by permitting Williams, through Purchaser, to acquire 50% of the Shares on an expeditious basis. The purpose of the Merger is to acquire all capital stock of Barrett Resources not purchased pursuant to the Offer or otherwise. Assuming that all the conditions to the Merger are satisfied, Barrett Resources will merge with and into Purchaser with Purchaser continuing as the surviving corporation, unless certain conditions related to the United States federal income tax treatment of the Offer and the merger of Barrett Resources with and into Purchaser are not satisfied, in which case Purchaser may, in Williams' reasonable discretion, merge with and into Barrett Resources with Barrett Resources as the surviving corporation (whichever shall survive the Merger in accordance with the foregoing, the "Surviving Corporation"). The Offer is being made pursuant to the Merger Agreement.

      Under the Delaware General Corporation Law (the "DGCL"), the approval of Barrett Resources' Board and the affirmative vote of the holders of a majority of the outstanding Shares are required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board of Directors of Barrett Resources has unanimously approved the Merger Agreement and the transactions contemplated thereby and determined that the Merger Agreement and the terms contemplated thereby, including the Offer and the Merger, are advisable and are fair to and in the best interests of, Barrett Resources and its stockholders. The only remaining required corporate action of Barrett Resources is the Barrett Resources Stockholder Approval. In the Merger Agreement, Barrett Resources has agreed to convene the Barrett Resources Special Meeting to seek Barrett Resources Stockholder Approval and the adoption of the Merger Agreement and the transactions contemplated thereby as promptly as practicable after the consummation of the Offer and such time as the registration statement for the conversion of Williams Common Stock for Shares pursuant to the Merger becomes effective. If Purchaser has acquired (pursuant to the Offer or otherwise) 50% of the outstanding Shares (which is expected to occur if the Minimum Condition is met), Purchaser will effectively have sufficient voting power to approve and adopt the Merger Agreement and the Merger.

      Purchaser has agreed that all Shares owned by it and any of its affiliates will be voted in favor of the Merger at the Barrett Resources Special Meeting.

      If Purchaser purchases Shares pursuant to the Offer, the Merger Agreement provides that Purchaser will be entitled to designate representatives to serve on the Board of Barrett Resources substantially in proportion to Purchaser's ownership of Shares following such purchases. See "The Merger Agreement", below. If Purchaser purchases 16,730,502 Shares in the Offer, Purchaser expects that such representation would permit Williams to appoint at least one-half of the members of the Barrett Resources Board.

  The Merger Agreement

      The following summary description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement itself, filed as an exhibit to the Tender Offer Statement on Schedule TO that we filed with the SEC, which you may examine and copy at the offices of the SEC as set forth in Section 8 (except that it will not be available at the regional offices of the SEC).

      THE OFFER. The Merger Agreement provides for the making of the Offer. Our obligation to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction or waiver of the Minimum Condition and certain other conditions that are described in Section 14 (collectively, the "Offer Conditions"). Subject to the provisions of the Merger Agreement, we may waive any Offer Condition; however, without the prior written consent of Barrett Resources we can not waive the

Minimum Condition. We reserve the right to modify the terms of the Offer, except that, without the prior written consent of Barrett Resources, we may not (i) reduce the number of Shares sought in the Offer, (ii) decrease the price per Share, (iii) impose any conditions to the Offer in addition to the Offer Conditions or modify the Offer Conditions in a manner adverse to the holders of Shares (other than to waive any Offer Conditions to the extent permitted by the Merger Agreement), (iv) except as expressly provided in the Merger Agreement extend the Offer, (v) change the form of consideration payable in the Offer (other than by adding consideration) or (vi) make any other change or modification in any of the terms of the Offer in any manner that is adverse to the holders of Shares. See Section 14, "Conditions of the Offer".

      On the date of commencement of the Offer, Williams and Purchaser will file with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO") with respect to the Offer and the related Letter of Transmittal, and Williams and Purchaser will disseminate the Offer Documents (as defined herein) to holders of Shares. On the date the Offer Documents are filed with the SEC, Barrett Resources will file with the SEC the Schedule 14D-9 containing the Recommendations (as defined herein) (subject to the right of the Board of Directors of Barrett Resources to make a Subsequent Determination (as defined herein)) and Barrett Resources will disseminate the Schedule 14D-9 to its stockholders. This Offer to Purchase, the Letter of Transmittal, a Notice of Guaranteed Delivery and certain related documents are referred to herein as the "Offer Documents."

      RECOMMENDATION. The Board of Directors of Barrett Resources duly adopted resolutions by unanimous vote (i) determining that the Merger Agreement and the transactions contemplated thereby are advisable and fair to and in the best interest of Barrett Resources' stockholders, (ii) approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger,
(iii) waiving the application of Barrett Resources' bylaws (the "Bylaws") with respect to the Merger Agreement, the Offer and the Merger and (iv) resolving to recommend acceptance of the Offer and that stockholders of Barrett Resources tender their Shares in the Offer (collectively, the "Recommendations").

      THE MERGER. The Merger Agreement provides that the purchase of Shares in the Offer will be followed by a merger of Barrett Resources with and into Purchaser in the Forward Merger. However, if Williams is unable (using its reasonable best efforts) to obtain a written opinion of its legal counsel, or another nationally recognized United States federal income tax counsel or "Big Five" accounting firm, that the Offer and the Forward Merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code, then in Williams' reasonable discretion the Merger may be accomplished through the merger of Purchaser (or another direct or indirect wholly-owned subsidiary of Williams, as determined by Williams in its reasonable discretion) with and into Barrett Resources in the Reverse Merger. In each case the Surviving Corporation of the Merger will become a direct or indirect wholly-owned subsidiary of Williams.

      If the Forward Merger is effected, then following the Effective Time, the separate existence of Barrett Resources will cease and Purchaser will continue as the Surviving Corporation. If the Reverse Merger is effected, then, following the Effective Time, the separate existence of Purchaser will cease and Barrett Resources will continue as the Surviving Corporation. The Surviving Corporation will succeed to and assume all the rights and obligations of Purchaser and Barrett Resources in accordance with the DGCL.

      The Merger Agreement provides that (i) in the event of the Forward Merger, each issued and outstanding share of capital stock of Purchaser will remain as one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation and (ii) in the event of the Reverse Merger, each issued and outstanding share of capital stock of Purchaser will be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

      As of the Effective Time, each Share (other than Shares held directly or indirectly by Williams or Barrett Resources or their subsidiaries or by Purchaser) will be converted into the right to receive 1.767 (the "Exchange Ratio") duly authorized, validly issued, fully paid and non-assessable shares of Williams

Common Stock (the "Merger Consideration"). As of the Effective Time, all such Shares, when converted, shall no longer be outstanding and will automatically be cancelled and retired, and each holder of a certificate representing any such Shares will cease to have any rights with respect thereto, except (upon the surrender of certificates for such Shares or book-entry transfer of such Shares)
(i) the right to receive dividends paid to holders of Williams Common Stock after the Effective Time, (ii) certificates representing the Williams Common Stock into which such Shares are converted, and (iii) any cash, without interest, in lieu of fractional shares of Williams Common Stock to be issued or paid in consideration therefor.

      No fractional shares of Williams Common Stock will be issued, nor shall dividends or interest be paid on fractional shares of Williams Common Stock. Instead of any fractional share of Williams Common Stock that would otherwise be issuable, cash adjustments will be paid to holders in respect of any fractional share of Williams Common Stock, and the amount of such cash adjustment will be equal to the product of (x) such stockholder's fractional share of Williams Common Stock that would otherwise be issuable to such holder and (y) the closing price per share of Williams Common Stock on the NYSE on the Closing Date (as defined in the Merger Agreement) of the Merger.

      REPRESENTATIONS AND WARRANTIES. Pursuant to the Merger Agreement, Barrett Resources has made customary representations and warranties to Purchaser and Williams, including representations relating to its organization and qualification and subsidiaries; its certificate of incorporation and bylaws; capital structure; corporate authorizations; absence of conflicts; required filings and consents; compliance with laws; information supplied; SEC filings; voting requirements; absence of certain changes or events; absence of undisclosed liabilities; litigation; employee benefit plans; tax matters; intellectual property; environmental matters; conditions of assets; and other matters.

      Pursuant to the Merger Agreement, Purchaser and Williams have made customary representations and warranties to Barrett Resources, including representations relating to corporate organization; absence of certain changes or events; capital structure; SEC filings; corporate authorizations; Williams Common Stock; information supplied; compliance with laws; absence of conflicts; financial statements; litigation; and other matters.

      Certain of the representations and warranties contained in the Merger Agreement are qualified as to "materiality", "Material Adverse Change" or "Material Adverse Effect". When used in connection with Barrett Resources or Williams, as the case may be, "Material Adverse Change" or "Material Adverse Effect" means any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that is materially adverse to the business, properties, assets, condition (financial or otherwise) or results of operations of Barrett Resources and its subsidiaries taken as a whole, or Williams and its subsidiaries taken as a whole, as the case may be; provided, however, that (i) any adverse change, effect or development that is caused by or results from conditions affecting the United States economy generally or the economy of any nation or region in which Barrett Resources or Williams, as the case may be, or their respective subsidiaries, conducts business that is material to the business of Barrett Resources or Williams, as the case may be, and their respective subsidiaries, taken as a whole, shall not be taken into account in determining whether there has been (or whether there could reasonably be foreseen) a "Material Adverse Change" or "Material Adverse Effect" with respect to Barrett Resources or Williams, as the case may be, (ii) any adverse change, effect or development that is caused by or results from conditions generally affecting the industries (including the oil and gas industry) in which Barrett Resources or Williams, as the case may be, conducts its business shall not be taken into account in determining whether there has been (or whether there could be reasonably be foreseen) a "Material Adverse Change" or "Material Adverse Effect" with respect to Barrett Resources or Williams, as the case may be, and (iii) any adverse change, effect or development that is caused by or results from the announcement or pendency of the Merger Agreement, the Offer, the Merger or the transactions contemplated thereby will not be taken into account in determining whether there has been (or whether there could reasonably be foreseen) a "Material Adverse Change" or "Material Adverse Effect" with respect to Barrett Resources or Williams, as the case may be.

      COVENANTS OF WILLIAMS. Pursuant to the Merger Agreement, Williams has agreed to comply with various covenants, including:

             Williams' Conduct of Business. During the period from the date of the Merger Agreement until the Effective Time, Williams will, and will cause each of its subsidiaries to, in all material respects, except as contemplated by the Merger Agreement, carry on its business in the ordinary course as currently conducted. During such period, Williams will not, and will not permit any of its subsidiaries to, without the prior written consent of Barrett Resources (which consent will not be unreasonably withheld or delayed):

                  (i) amend Williams' certificate of incorporation in a manner that changes any material term or provision of the Williams Common Stock;

                  (ii) materially amend Purchaser's certificate of incorporation;

                  (iii) engage in any material repurchase at a premium, recapitalization, restructuring or reorganization with respect to Williams' capital stock;

                  (iv) acquire in any manner any person or any business or division of any person, or otherwise acquire any assets, unless such acquisition or the entering into of a definitive agreement relating to or the consummation of such transaction would not (a) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity (as defined in the Merger Agreement) necessary to consummate the Offer, the Merger or the expiration or termination of any applicable waiting period, (b) materially increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Offer or the Merger or (c) increase the risk of not being able to remove any such order on appeal or otherwise; or

                  (v) enter into any contract or agreement to do any of the foregoing.

             Purchaser's Conduct of Business Pending the Merger. Through the Effective Time, Purchaser will not engage in any activity of any nature except as provided in or contemplated by the Merger Agreement.

             Voting of Shares. Williams has agreed to vote all Shares beneficially owned by it or its subsidiaries, including Purchaser, and including Shares purchased in the Offer, in favor of approval and adoption of the Merger.

      COVENANTS OF BARRETT RESOURCES. Pursuant to the Merger Agreement, Barrett Resources has agreed to comply with various covenants, including:

             Conduct of Business. Prior to the earlier of (i) the Effective Time or (ii) such time as Williams' designees constitute a majority of the Board of Directors of Barrett Resources, Barrett Resources will, and will cause each of its subsidiaries to, except as contemplated by the Merger Agreement, carry on its business in the ordinary course. During such period, except as otherwise contemplated by the Merger Agreement, Barrett Resources will not, and will not permit any of its subsidiaries to, among other things, without the prior written consent of Williams (which consent shall not be unreasonably withheld or delayed):

                  (i) (a) pay any dividends on, or make any other distributions in respect of, any of its capital stock, except for dividends by a subsidiary of Barrett Resources to its parent or (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

                  (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, other than (a) the issuance of Shares upon exercise of Company Stock Options (as defined in the

           Merger Agreement) outstanding on the date hereof or (b) purchase, redeem or otherwise acquire any shares of capital stock of Barrett Resources or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                  (iii) amend its organizational documents;

                  (iv) except in accordance with certain pre-existing obligations, acquire, or agree to acquire any business or assets, other than transactions that are in the ordinary course of business, or which involve assets having a purchase price not in excess of $5 million individually or $10 million in the aggregate;

                  (v) make or agree to make any new capital expenditure other than expenditures approved by the Board of Directors of Barrett Resources and within Barrett Resources' capital budget for fiscal 2001; provided, however, that no individual capital expenditure pursuant to a single authority for expenditure may exceed $2.5 million;

                  (vi) except in accordance with certain pre-existing obligations, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets, other than transactions that are in the ordinary course of business or which involve assets having a current value not in excess of $1 million individually or $5 million in the aggregate;

                  (vii) except as required by applicable law or as provided in the Merger Agreement, materially alter the terms of employment of any director, officer or employee;

                  (viii) except as may be required as a result of a change in law or in generally accepted accounting principles, make any material change in its method of accounting;

                  (x) make any material Tax (as defined in the Merger Agreement) election (unless required by law) or enter into any settlement or compromise of any material Tax liability that could reasonably be expected to have a Material Adverse Effect on Barrett Resources;

                  (xi) except in the ordinary course of business consistent with past practice or pursuant to existing contracts or commitments (a) mortgage or otherwise encumber or subject to any Lien (as defined in the Merger Agreement) Barrett Resources' or its subsidiaries', properties or assets, or (b) license any of Barrett Resources' Intellectual Property (as defined in the Merger Agreement);

                  (xii) except in the ordinary course of business consistent with past practice and for certain liabilities set forth in the Merger Agreement, pay, discharge or satisfy any claims, liabilities or obligations;

                  (xii) (a) incur any Indebtedness (as defined in the Merger Agreement) or guarantee any Indebtedness or debt securities of another Person (as defined in the Merger Agreement), issue or sell any debt securities or warrants or other rights to acquire any debt securities of Barrett Resources or any of its subsidiaries, enter into any "Keep Well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings incurred in the ordinary course of business (or to refund existing or maturing indebtedness) consistent with past practice and except for intercompany indebtedness between Barrett Resources and any of its wholly-owned subsidiaries or between such subsidiaries and except for Indebtedness, guarantees and similar commitments which do not exceed $10 million in the aggregate, or (b) make any loans, advances or capital contributions to, or investments in, any other Person, except in the ordinary course of business or pursuant to an agreement existing on the date hereof or loans, advances, capital contributions or investments which do not exceed $10 million in the aggregate; or

                  (xiii) enter into or authorize any contract, agreement or binding commitment to do any of the foregoing.

             Barrett Resources Shareholder Meeting and Shareholder
      Approval. Barrett Resources will call and hold the Barrett Resources Special Meeting for the purpose of voting on the approval and adoption of the Merger Agreement and the Merger. Barrett Resources will use its reasonable best efforts to solicit proxies in favor of the Merger Agreement and the Merger and will take all other actions reasonably necessary to secure the vote or consent of stockholders to effect the Merger.

             No Solicitation; Acquisition Proposals. Until the Effective Time or the termination of the Merger Agreement, (a) Barrett Resources will, and will cause its subsidiaries to, immediately cease and terminate any existing solicitation, initiation, knowing encouragement, discussion or negotiation with any Third Party (as defined in the Merger Agreement) conducted by Barrett Resources, its Subsidiaries or their respective representatives with respect to any Acquisition Proposal (as defined below) and (b) Barrett Resources will not, and Barrett Resources will cause and its subsidiaries' not to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or knowingly take any other action to facilitate, any inquiries or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; (ii) enter into any agreement with respect to any Acquisition Proposal or enter into any agreement requiring Barrett Resources to abandon, terminate or fail to consummate the acquisition of Shares; (iii) participate or engage in any discussions or negotiations with, or disclose or provide any non-public information relating to Barrett Resources or its subsidiaries to any Third Party relating to an Acquisition Proposal (except as required by legal process), or knowingly facilitate any effort to make an Acquisition Proposal or accept an Acquisition Proposal; or (iv) enter into any letter of intent, agreement or similar document relating to any Acquisition Proposal.

             Notwithstanding the immediately preceding paragraph, if, prior to the acquisition of Shares pursuant to the Offer, (a) Barrett Resources has received an unsolicited proposal from a Third Party relating to an Acquisition Proposal (under circumstances in which Barrett Resources has complied in all material respects with its obligations) and (b) the Board of Directors of Barrett Resources concludes in good faith (after consultation with a financial advisor, and on advice of counsel) (i) that such Acquisition Proposal may reasonably constitute a Superior Proposal (as defined below) and (ii) that the failure to provide such information or participate in such negotiations or discussions would result in a breach of its fiduciary duties, Barrett Resources may, subject to its giving Williams 24 hours prior written notice of the identity of such Third Party and, to the extent known, the terms and conditions of such Acquisition Proposal and of Barrett Resources intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Third Party, (x) furnish information with respect to Barrett Resources and its subsidiaries to any Third Party pursuant to a customary confidentiality agreement containing terms not materially less restrictive than the terms of the Confidentiality Agreement between Barrett Resources and Williams and (y) participate in discussions or negotiations regarding such proposal or take certain actions described in the Merger Agreement.

             Barrett Resources shall within 24 hours notify and advise Williams of any Acquisition Proposal and the terms and conditions of such Acquisition Proposal. Barrett Resources will inform Williams on a prompt and current basis of the status of any discussions with a Third Party and, as promptly as practicable, of any change in the price, structure or form of the consideration or material terms of and conditions regarding such Acquisition Proposal.

             For purposes of the Merger Agreement, "Acquisition Proposal" means any inquiry, offer, proposal, indication of interest, signed agreement or completed action, as the case may be, by any Third Party which relates to a transaction or series of transactions involving Barrett Resources or the issuance or acquisition of 20% or more of the outstanding Shares or any tender or exchange offer that if consummated would result in any Person, together with all affiliates thereof, beneficially owning 20% or more of the outstanding Shares, or the acquisition, license, purchase or other disposition of a substantial portion of the business or assets of Barrett Resources outside the ordinary course of business.

             For purposes of the Merger Agreement, "Superior Proposal" means any bona fide written Acquisition Proposal (provided that for the purposes of this definition, the applicable percentages in the definition of Acquisition Proposal shall be fifty percent (50%) as opposed to twenty percent (20%)), on its most recently amended or modified terms, which the Board of Directors of Barrett Resources determines in its good faith judgment, (i) would, if consummated, result in a transaction that is more favorable to Barrett Resources' stockholders, from a financial point of view, than the transactions contemplated by the Merger Agreement and (ii) is reasonably capable of being completed.

             Modification to Recommendations.  Except as expressly permitted in
      Section 6.6 of the Merger Agreement, neither the Board of Directors of Barrett Resources nor any committee thereof will (i) withdraw, qualify, modify or amend, in a manner adverse to Williams, the Recommendations described above or make any public statement, filing or release inconsistent with such Recommendations (provided, however, that following the Barrett Resources Board of Directors' consideration and evaluation of an Acquisition Proposal, it is understood that for the purposes of the Merger Agreement, if Barrett Resources adopts a neutral position or no position with respect to the Acquisition Proposal, it will be considered an adverse modification of the Recommendations), (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iii) cause Barrett Resources to enter into any acquisition agreement or other similar agreement related to any Acquisition Proposal (each, a "Subsequent Determination"), provided that if prior to the consummation of the Offer the Board of Directors of Barrett Resources determines in good faith (after it has received a Superior Proposal and after receipt of advice from its counsel) that the failure to make a Subsequent Determination would result in a breach by the Board of Directors of Barrett Resources of its fiduciary duties to its stockholders, the Board of Directors of Barrett Resources may inform Barrett Resources' stockholders that it no longer believes that the Offer and the Merger and the other transactions contemplated by the Merger Agreement are advisable, but only after 72 hours after delivery by Barrett Resources to Williams of a written notice (a "Subsequent Determination Notice") (i) advising Williams that the Board of Directors of Barrett Resources has received a Superior Proposal, (ii) specifying the terms and conditions of such Superior Proposal, (iii) identifying the person making such Superior Proposal and (iv) stating that Barrett Resources intends to make a Subsequent Determination. After providing such notice, Barrett Resources will provide a reasonable opportunity to Williams to make such adjustments in the terms and conditions of the Merger Agreement as would enable Barrett Resources to proceed with its Recommendations to its stockholders without a Subsequent Determination.

             Standstill Agreements. Through the Effective Time, Barrett Resources will enforce and will not terminate, amend, modify or waive any standstill provision of any confidentiality or standstill agreement between Barrett Resources and other parties entered into prior to the date of the Merger Agreement in connection with the process to solicit acquisition proposals for Barrett Resources.

             Rights Plan. Except as expressly required by the Merger Agreement or in order to delay the occurrence of a Distribution Date (as defined in the Barrett Resources Rights Agreement) in response to the public announcement of an Acquisition Proposal, Barrett Resources will not, without the prior written consent of Williams, amend the Barrett Resources Rights Agreement or take any other action with respect to, or make any determination under, the Barrett Resources Rights Agreement.

             Bank Debt. Barrett Resources has agreed to use its reasonable best efforts to seek the consent of its bank lenders and the issuers of letters of credit to Barrett Resources to permit the consummation of the transactions contemplated by the Merger Agreement, without requiring repayment of Barrett Resources' indebtedness to such lenders or replacement of the letters of credit.

      MUTUAL COVENANTS. Pursuant to the Merger Agreement, Barrett Resources, Williams and Purchaser have agreed to comply with various mutual covenants, including:

             Notice of Certain Matters. Williams and Barrett Resources have agreed to notify each other promptly of any notices or communications received from any governmental or regulatory agency or authority in connection with the transactions contemplated by the Merger Agreement and of certain other events. Additionally, the parties will provide one another with copies of all filings made by them with any Governmental Entity in connection with the Merger Agreement and the transactions contemplated thereby.

             Preparation of Form S-4 and Proxy Statement/Prospectus. Williams and Barrett Resources will, as soon as practicable following the acceptance of Shares pursuant to the Offer, prepare and Barrett Resources will file with the SEC a Proxy Statement (as defined in the Merger Agreement). Williams and Barrett Resources will also prepare and Williams will file with the SEC a registration statement on Form S-4 (the "Form S-4") for the offer and sale of the Williams Common Stock pursuant to the Merger. Barrett Resources and Williams will use all reasonable efforts to have the Form S-4 declared effective. Williams will also take any action (other than qualifying to do business in any jurisdiction in which it is not currently qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Williams Common Stock in the Merger and Barrett Resources will furnish all information concerning itself and the holders of its capital stock as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement.

             Access. Upon reasonable notice and subject to the Confidentiality Agreement between Barrett Resources and Williams, Barrett Resources and Williams will, and will cause their subsidiaries to, afford to the other party and its representatives reasonable access, during normal business hours to properties, books, contracts, commitments, records and representatives.

             Public Announcements. Except as may be required by applicable law or a listing agreement with a securities exchange, Barrett Resources and Williams have agreed to consult with each other regarding the timing and content of any press release and public statements with respect to the Merger Agreement.

             Antitrust Filings. Williams and Barrett Resources will (i) promptly make or cause to be made the filings required under the HSR Act and any other antitrust laws with respect to the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (ii) comply at the earliest practicable date with any request under the HSR Act or such other antitrust laws for additional information, documents, or other, and
      (iii) cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any governmental entity under any antitrust laws with respect to any such filing, the Offer, the Merger or such other transactions. Williams and Barrett Resources will promptly inform each other of any communication with, and any proposed understanding, undertaking, or agreement with, any governmental entity regarding any such filings, the Offer, the Merger or such other transactions.

      CONDITIONS TO THE MERGER. The Merger Agreement provides that the respective obligations of Williams, Purchaser and Barrett Resources to effect the Merger will be subject to the fulfillment at or prior to the Effective Time of the following conditions:

             (i) the Barrett Resources Stockholder Approval will have been obtained; provided, however that Williams and Purchaser will vote all of their Shares in favor of the Merger;

             (ii) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity preventing the consummation of the Merger will be in effect; provided, however, that each of the parties will have used their reasonable best efforts to prevent the entry of any such temporary restraining order, injunction or other order and to appeal any injunction or other order that may be entered;

             (iii) Purchaser will have previously accepted for payment and paid for Shares pursuant to the Offer; provided, however, that this condition will be deemed satisfied if Williams or Purchaser fails to accept for payment and pay for Shares pursuant to the Offer in violation of the terms of the Merger Agreement and/or the Offer;

             (iv) the Form S-4 will have become effective under the Securities Act and will not be the subject of any stop order or proceedings seeking a stop order; and

             (v) the shares of Williams Common Stock to be issued in the Merger will have been approved for listing on the NYSE.

      TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Time:

             (i) by mutual written consent of Williams and Barrett Resources; or

             (ii) by either of Williams or Barrett Resources:

                  (a) if the Offer has expired or been terminated in accordance with the terms of the Merger Agreement without Williams or Purchaser having accepted for payment any Shares pursuant to the Offer, unless the failure to consummate the Offer is the result of a willful and material breach of the Merger Agreement by the party seeking to terminate the Merger Agreement; or

                  (b) if the Offer has not been consummated on or before August 31, 2001, unless the failure to consummate the Offer is the result of a willful and material breach of the Merger Agreement by the party seeking to terminate the Merger Agreement; or

                  (c) if the Merger has not been consummated as a result of any Offer Conditions being incapable of being satisfied; or

                  (d) if any statute, rule, regulation, injunction or decree having the effects imposing certain specified material restrictions on the Offer or the Merger is in effect and has become final and nonappealable; or

             (iii) by Williams, if Barrett Resources has provided Williams with a Subsequent Determination Notice, or the Board of Directors of Barrett has made a Subsequent Determination or has modified its Recommendations in a manner adverse to Williams or has resolved to do any of the foregoing; or

             (iv) by Barrett Resources, if Barrett Resources makes a Subsequent Determination in compliance with the terms of the Merger Agreement, provided Barrett Resources has paid or concurrently pays Williams the sums required by the Merger Agreement; or

             (v) by Barrett Resources (a) if Purchaser or Williams has breached in any material respect any of their respective covenants, obligations or other agreements under the Merger Agreement, or (b) if the representations and warranties of Williams and Purchaser set forth in the Merger Agreement are not true and correct as of the date of the Merger Agreement and as of the expiration of the date of termination of the Merger Agreement, except to the extent expressly made as of an earlier date, in which case as of such date (subject to limitations regarding the materiality of such breach); provided, that the breach of the covenant, obligation, agreement, representation or warranty is incapable of being or has not been cured by Williams or Purchaser within 10 calendar days following written notice by Barrett Resources to Williams of such breach or failure to perform; or

             (vi) by Williams (a) if Barrett Resources has breached in any material respect any of its covenants, obligations or other agreements under the Agreement, or (b) if Barrett Resources' representations and warranties in the Merger Agreement are not true and correct as of the date of the Merger Agreement and as of the expiration of the date of termination of the Merger Agreement, except to the extent expressly made as of an earlier date, in which case as of such date

      (subject to limitations regarding the materiality of such breach); provided, that the breach of the covenant, obligation, agreement, representation or warranty is incapable of being or has not been cured by Barrett Resources within 10 calendar days following written notice by Williams to Barrett Resources of such breach or failure to perform.

      EMPLOYEE BENEFITS. The Merger Agreement provides that employees of Barrett Resources and its subsidiaries will remain employed immediately following the consummation of the Merger, generally will receive credit for co-payments, deductible, unused vacation and unused sick leave and generally will receive service credit for purposes of eligibility and vesting under each benefit plan (and for purposes of determination of benefits under certain benefit plans) in which they are eligible to participate following consummation of the Offer. With respect to welfare plans, Williams generally will waive or cause to be waived limitations as to pre-existing conditions exclusions and waiting periods with respect to such employees. Williams will honor or cause to be honored all employment agreements, bonus agreements, severance agreements, severance plans and non-competition agreements with the directors, officers and employees of Barrett Resources and its subsidiaries.

      OPTIONS. The Merger Agreement provides that, subject to certain exceptions described below, each option to acquire Barrett Resources common stock (a "Barrett Resources Stock Option") that is outstanding immediately prior to the consummation of the Offer (the "Offer Consummation Date") will vest and become fully exercisable at such time. On the Offer Consummation Date (with respect to Barrett Resources Stock Options held by persons who are not subject to the reporting requirements of Section 16(a) of the Exchange Act) and at the Effective Time (with respect to Barrett Resources Stock Options held by persons who are subject to the reporting requirements of Section 16(a) of the Exchange
Act), each Barrett Resources Stock Option will be adjusted to represent an option to purchase the number of shares of Barrett Resources common stock (a "Barrett Resources Adjusted Option") (rounded down to the nearest full share) determined by multiplying (i) the number of shares of Barrett Resources Common Stock subject to such Barrett Resources Stock Option immediately prior to the Offer Consummation Date (with respect to Barrett Resources Stock Options held by persons who are not subject to the reporting requirements of Section 16(a) of the Exchange Act) and immediately prior to the Effective Time (with respect to Barrett Resources Stock Options held by persons who are subject to the reporting requirements of Section 16(a) of the Exchange Act) by (ii) 0.5, at an exercise price per share of Barrett Resources common stock equal to the exercise price per share of Barrett Resources common stock immediately prior to the Offer Consummation Date.

      In addition, promptly following the Offer Consummation Date (with respect to holders of Barrett Resources Stock Options who are not subject to the reporting requirements of Section 16(a) of the Exchange Act), and promptly following the Effective Time (with respect to holders of Barrett Resources Stock Options who are subject to the reporting requirements of Section 16(a) of the Exchange Act), Williams will pay to the holder of each Barrett Resources Stock Option an amount of cash (rounded up to the nearest cent) equal to the product of (A) (x) $73.00 minus (y) the exercise price per share of Barrett Resources common stock immediately prior to the Offer Consummation Date and (B) the number of shares of Barrett Resources common stock subject to such option multiplied by
0.5 (rounded up to the nearest full share).

      At the Effective Time, each Barrett Resources Adjusted Option will be assumed by Williams and become and represent an option to purchase the number of Williams Common Stock (rounded to the nearest full share, or if there is not be a nearest share, the next greater full share) determined by multiplying (i) the number of shares of Barrett Resources Common Stock subject to such Barrett Resources Adjusted Option immediately prior to the Effective Time by (ii) 1.767, at an exercise price per share of Williams Common Stock (rounded up to the nearest tenth of a cent) equal to (A) the exercise price per share of Barrett Resources common stock immediately prior to the Effective Time divided by 1.767. Each Barrett Resources Adjusted Option so converted will be exercisable upon the same terms and conditions as under the applicable plan under which it was granted and the applicable option agreement issued thereunder, except as otherwise provided in the Merger Agreement.

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

      At the Effective Time, Williams will assume the Barrett Resources stock plans, with the result that all obligations of Barrett Resources under the Barrett Resources stock plans, including with respect to Barrett Resources Adjusted Options outstanding at the Effective Time, will be obligations of Williams following the Effective Time.

      The Merger Agreement provides that, notwithstanding anything in the foregoing to the contrary, to the extent an option holder holds any unexercisable incentive stock options ("Unvested ISOs") on the Offer Consummation Date that do not become exercisable upon consummation of the Offer pursuant to the terms of the option plan under which they were granted, then, to the extent possible, each such Unvested ISO will be converted into the right to receive cash in full and the other options held by such option holder will be appropriately adjusted so that the aggregate amount of cash payable to such option holder in respect of all of his or her Barrett Resources Stock Options pursuant to the terms of the Merger Agreement is not increased because of the treatment of Unvested ISOs under the Merger Agreement.

      STAY BONUSES; SEVERANCE. Prior to the Effective Time, Barrett Resources will be permitted to award bonuses to employees of Barrett Resources or any of its subsidiaries in an aggregate amount not to exceed $2,000,000, with such bonuses to be allocated at the direction of its Chief Executive Officer with the consent of Williams, which consent will not be unreasonably withheld or delayed. Such bonuses will be paid upon the earlier of 90 days following the Effective Time and 30 days following the termination of the Merger Agreement (the "Payment Date") to each employee to whom such a bonus has been awarded and who continues to be employed by Barrett Resources (or any successor or affiliate of Barrett Resources) on the Payment Date or whose employment terminates prior to the Payment Date due to death, Disability, termination by Barrett Resources (or any successor or affiliate of Barrett Resources) without Cause, or termination by the employee with Good Reason (as such capitalized terms are defined in Barrett Resources' Severance Protection Plan). However, no such bonus will be paid to any employee who has entered into a Severance Protection Agreement with Barrett Resources and whose employment terminates prior to the Payment Date entitling such employee to a severance payment pursuant to Section 3.1(b) of such Severance Protection Agreement.

      Williams will maintain or cause to be maintained the Barrett Resources severance policy as in effect on the date of the Merger Agreement or will replace such policy with a policy providing equal or more favorable compensation, for a period of at least two years from the Effective Time. Each employee of Barrett Resources or any of its subsidiaries whose employment is terminated upon, or within 18 months following, the consummation of the Offer, other than an employee who has entered into a Severance Protection Agreement with Barrett Resources, will receive a cash payment from Barrett Resources or Williams in the amount of $8,000 which may, in the sole discretion of such employee, be used to obtain outplacement services, to assist in the transition to subsequent employment or for any other purpose.

      TAX TREATMENT. The Merger Agreement is intended to constitute a "plan of reorganization" with respect to the Offer and the Forward Merger for United States federal income tax purposes. From and after the date of the Merger Agreement, each party is required to use its reasonable best efforts to cause the Offer and the Forward Merger to qualify, and may not, without prior written consent, knowingly take any actions, or cause any actions to be taken, which could reasonably be expected to prevent the Offer and the Forward Merger from qualifying as a reorganization.

      BOARD OF DIRECTORS. Subject to compliance with Section 14(f) of the Exchange Act, promptly after Purchaser purchases Shares pursuant to the Offer (subject to the satisfaction of the Minimum Condition), Purchaser will be entitled to designate up to the number of directors, rounded to the nearest whole number, of Barrett Resources' Board of Directors, as will make the percentage of Barrett Resources' directors designated by Purchaser equal to the aggregate voting power of the shares of Barrett Resources Common Stock held by Williams or any of its subsidiaries. However, in the event that Purchaser's designees are elected to the Board of Directors of Barrett Resources, until the Effective Time, such Board of Directors will have at least two directors who are directors on the date of the Merger Agreement and who are not officers of Barrett Resources (the "Independent Directors"). If the number of Independent Directors is reduced below two for any reason whatsoever, the remaining Independent Directors will designate a person to fill such vacancy who will be deemed to be an Independent Director or, if no Independent Directors then remain, the other directors will designate two persons to fill such vacancies who will not be officers or affiliates of Barrett Resources, Williams or any of their subsidiaries.

      Following the election or appointment of Purchaser's designees, a concurrence will be required of a majority of the Independent Directors for (a) any amendment, or waiver of any term or condition, of the Merger Agreement or the Restated Certificate of Incorporation or Bylaws of Barrett Resources and (b) any termination of the Merger Agreement by Barrett Resources, any extension by Barrett Resources of the time for the performance of any of the obligations or other acts of Purchaser or waiver or assertion of any of Barrett Resources' rights under the Merger Agreement, and any other consent or action by Barrett Resources' Board of Directors with respect to the Merger Agreement. As a result of the purchase of Shares by Purchaser pursuant to the Offer, it is contemplated that Purchaser's designees will represent at least one-half of Barrett Resources' Board of Directors after the purchase of Shares until the Effective Time.

      INDEMNIFICATION. Williams will, or will cause the Surviving Corporation to, honor for a period of not less than six years from the Effective Time (or, for matters occurring at or prior to the Effective Time that have not been resolved, until such matters are finally resolved), all rights to indemnification or exculpation, existing in favor of a director, officer, employee or agent (an "Indemnified Person") of Barrett Resources or any of its subsidiaries relating to actions or events through the Effective Time. The Surviving Corporation, however, will not be required to indemnify any Indemnified Person for any proceeding to the extent involving any claim initiated by such Indemnified Person unless such proceeding was authorized by the Board of Directors of Barrett Resources or was brought to enforce rights under this Merger Agreement. In the event that any Indemnified Person becomes involved in any actual or threatened action, suit, claim, proceeding or investigation after the Effective Time, Williams will, or will cause the Surviving Corporation to, promptly advance to such Indemnified Person his or her expenses, subject to such Indemnified Person undertaking to reimburse all advances amounts in the event of a non-appealable determination that such Indemnified Person is not entitled thereto.

      DIRECTORS AND OFFICERS INSURANCE. Prior to the Effective Time, Barrett Resources will have the right to obtain and pay for in full a "tail" coverage directors' and officers' liability insurance policy ("D&O Insurance") covering a period of at least six years after the Effective Time. If Barrett Resources is unable to obtain such insurance, the Surviving Corporation will maintain Barrett Resources' D&O Insurance for a period of at least six years after the Effective Time. However, the Surviving Corporation may substitute policies of similar coverage and amounts with terms no less advantageous. Nevertheless, Barrett Resources will not, without Williams' consent, expend in excess of 300% of the last annual premium paid to procure the coverage and neither Williams nor the Surviving Corporation will be required to expend in excess of 300% of the last annual premium paid.

      FEES AND EXPENSES. If the Offer has not been accepted, Barrett Resources will pay Williams a fee equal to $75.5 million as a result of the occurrence of any of the following events (each of which is a "Trigger Event"):

             (i) Barrett Resources has received an Acquisition Proposal (other than the cash tender offer by SRM Acquisition Corp. (an affiliate of Shell), pursuant to the Shell Offer, dated March 12, 2001, as amended to the date of the Merger Agreement, at a purchase price of $60 per Share, it being understood that Barrett Resources will be deemed to have received an Acquisition Proposal (x) if SRM Acquisition Company amends its tender offer by increasing its tender offer price above $60 per Share, or (y) if an acquisition proposal other than the Shell Offer is made by any other affiliate of Shell) after the date of the Merger Agreement (but prior to the termination of the Merger Agreement), and at any time prior to, or within 12 months after, the termination of the Merger Agreement (unless terminated without the fault of any party or due to Williams' or Purchaser's default), or Barrett Resources has entered into, or has publicly announced its intention to enter into, an agreement or an agreement in principle with respect to any Acquisition Proposal;

             (ii) Barrett Resources has provided Williams with a Subsequent Determination Notice or the Board of Directors of Barrett Resources (or any committee thereof) (a) has made a Subsequent Determination, (b) has included in the Schedule 14D-9 its Recommendations with modification or qualification in a manner adverse to Williams, or (c) has resolved to, or publicly announced an intention to, take any of the actions as specified in the Merger Agreement; or

             (iii) (a) as of the final expiration date of the Offer, all conditions to the consummation of the Offer have been met or waived except for satisfaction of the Minimum Condition, (b) there has been made subsequent to the date of the Merger Agreement (but before such expiration date of the Offer) an Acquisition Proposal (other than the cash tender offer by SRM Acquisition Corp, it being understood that Barrett Resources will be deemed to have received an Acquisition Proposal (x) if SRM Acquisition Company amends its tender offer by increasing its tender offer price above $60 per Share, or (y) if an Acquisition Proposal other than the Shell Offer is made by any other affiliate of Shell) and (c) at any time prior to, or within 12 months after, the expiration or termination of the Offer, Barrett Resources has entered into, or has publicly announced its intention to enter into, an agreement or agreements in principle with respect to any Acquisition Proposal.

             Except as otherwise specified above, all fees and expenses incurred in connection with the Offer and the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated:

                  (i) provided, that if the Merger Agreement is terminated as a result of the occurrence of a Trigger Event, Barrett Resources will also reimburse Williams for all out-of-pocket fees payable and expenses reasonably incurred by Williams up to a maximum of $15 million.

                  (ii) provided, that if Barrett Resources has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (A) would cause Barrett Resources to breach or fail to perform any of its covenants, obligations or agreements under the Merger Agreement, or cause any of the representations and warranties of Barrett Resources that are not qualified as to materiality not to be true and correct, and (B) is incapable of being or has not been cured by Barrett Resources prior to or on the earlier of (x) ten days immediately following written notice by Williams to Barrett Resources of such breach or failure to perform and (y) the expiration or termination of the Offer in accordance with the terms of the Merger Agreement Barrett Resources will reimburse Williams for all out-of-pocket fees payable and expenses reasonably incurred by Williams up to a maximum of $15 million.

                  (iii) provided, that if Barrett Resources has terminated the Merger Agreement as a result of the breach by Williams or Purchaser of any material representation, warranty, covenant or other agreement under the Merger Agreement, and such breach of a representation, warranty, covenant or other agreement is incapable of being or has not been cured by Williams within 10 calendar days following written notice of such breach or failure to perform, Williams will reimburse Barrett Resources for all out-of-pocket fees payable and expenses reasonably incurred by Barrett Resources up to a maximum of $15 million.

      AMENDMENTS. Subject to certain customary restrictions, including, among other things, a restriction on Purchaser's right to waive the Minimum Condition, the Merger Agreement may be amended at any time, but after the Barrett Resources Stockholder Approval has been obtained, no amendment which requires approval by Barrett Resources' stockholders will be made without obtaining such approval.

      GOVERNING LAW. The Merger Agreement is governed by, and construed in accordance with Delaware law, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

  Effects of Inability to Consummate the Merger

      If each of the Offer and the Merger is consummated, stockholders of Barrett Resources who elected not to tender their Shares in the Offer, or had fewer Shares accepted than tendered in the Offer as a result of proration, will have each of those Shares that they continue to hold following consummation of the Offer converted in the Merger into 1.767 shares of Williams Common Stock.

      If, following the consummation of the Offer, the Merger is not consummated, Purchaser will control the number of Shares purchased by it in the Offer. Under the Merger Agreement, subject to satisfaction of the Minimum Condition, Purchaser will be entitled to representation on the Barrett Resources Board of Directors in the same proportion as the number of Shares then beneficially owned by Purchaser bears to the total number of Shares outstanding, rounded up to the nearest whole number. As a result of its ownership of such Shares and its representation on the Barrett Resources Board, Purchaser may be able to influence and potentially control decisions of the Barrett Resources Board of Directors.

      Following consummation of the Offer (including if the Merger is not consummated), Williams and Purchaser reserve the right to acquire additional Shares through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those of the Offer or, subject to any applicable legal restrictions, to dispose of any or all Shares acquired by Purchaser and Williams.

  Statutory Requirements

      In general, under the DGCL a merger of two Delaware corporations requires the adoption of a resolution by the board of directors of each of the corporations desiring to merge approving an agreement of merger containing provisions with respect to certain statutorily specified matters and the approval of such agreement of merger by the stockholders of each corporation by the affirmative vote of the holders of a majority of all the outstanding shares of stock entitled to vote on such merger. The respective Boards of Directors of Williams, Purchaser and Barrett Resources have each approved the Merger Agreement and the Merger.

      The Merger Agreement and the Merger are subject to the Barrett Resources Stockholder Approval.

  Appraisal Rights

      No appraisal rights are available in connection with the Offer or the Merger.

  Plans for Barrett Resources

      Williams and Purchaser intend to conduct a review of Barrett Resources and its subsidiaries and their respective assets, businesses, corporate structure, capitalization, operations, properties, policies, management and personnel. Based on this review, Williams and Purchaser may take actions or make changes that they consider desirable and reserve the right to effect such actions or changes. Williams' and Purchaser's decisions could be affected by information hereafter obtained, changes in general economic or market conditions or in the business of Barrett Resources or its subsidiaries, actions by Barrett Resources or its subsidiaries and other factors.

      Williams currently anticipates that Barrett Resources' principal offices in Denver, Colorado will serve as the Rocky Mountain principal offices for Williams' oil and gas exploration operations after the consummation of the Merger.

      Except as described in this Section 11 or elsewhere in this Offer to Purchase, Barrett Resources has no present plans or proposals that would relate to or would result in (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Barrett Resources or any of its subsidiaries, (b) a purchase, sale or transfer of a material amount of assets of Barrett Resources or any of its subsidiaries, (c) any change in the present Board of Directors or management of Barrett Resources, (d) any material change in the present capitalization or dividend policy of Barrett Resources, (e) any material change in Barrett Resources' corporate structure or business, (f) causing a class of securities of Barrett Resources to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or
(g) a class of
equity securities of Barrett Resources becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act.

  Confidentiality Agreements.

      On March 9, 2001, Williams signed the Confidentiality Agreement which provides that, subject to the terms of the Confidentiality Agreement, Williams will keep confidential certain nonpublic information furnished by Barrett Resources. In addition, subject to the terms of the Confidentiality Agreement, Williams agreed not to, among other things, (i) acquire any assets, businesses or securities of Barrett Resources, (ii) solicit proxies or consents with regard to Barrett Resources or (iii) otherwise seek control of Barrett Resources, in each case without the consent of Barrett Resources, until the close of business on May 11, 2001. A copy of the Confidentiality Agreement is filed as Exhibit
(d)(2) hereto and is incorporated herein by reference. The foregoing description of the Confidentiality Agreement is qualified in its entirety by reference to such Exhibit.

      In connection with its due diligence review of Williams, on May 6, 2001, Barrett Resources signed a nondisclosure agreement (the "Nondisclosure Agreement") providing that, among other things subject to the terms of the Nondisclosure Agreement, Barrett Resources will keep confidential certain nonpublic information furnished by Williams. A copy of the Nondisclosure Agreement is filed as Exhibit (d)(3) hereto and is incorporated herein by reference. The foregoing description of the Nondisclosure Agreement is qualified in its entirety by reference to such Exhibit.

  "Going Private" Transactions

      The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger. However, Rule 13e-3 would be inapplicable to the Merger because holders of Shares will receive only shares of Williams Common Stock in the Merger (exclusive of cash in lieu of fractional shares), and the Williams Common Stock is registered under Section 12 of the Securities Act and is listed on the NYSE. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to the consummation of the transaction.

12. SOURCE AND AMOUNT OF FUNDS.

      Purchaser estimates that the total amount of funds required to purchase 16,730,502 Shares pursuant to the Offer and to pay related fees and expenses will be approximately $1.23 billion. In addition, Barrett Resources has agreed in the Merger Agreement to seek the consent of its bank lenders under its credit agreement to permit it to consummate the transactions contemplated by the Merger Agreement without repaying the indebtedness under the credit agreement. If such bank consents are not obtained, Williams would need approximately an additional $145 million to repay the indebtedness under the credit agreement (the "Refinancing"). Purchaser intends to fund the purchase of Shares pursuant to the Offer and the Refinancing, if required, from capital contributions by Williams. Williams currently has sufficient liquidity available through the unused portion of its existing commercial paper program and revolving credit agreements to make such capital contributions to Purchaser. In addition, Williams may choose to establish a bridge loan facility to fund all or part of such capital contributions. Finally, Williams may choose to review other funding options such as volumetric production payments, convertible debt or equity or other structured alternatives in order to make the required capital contributions to Purchaser.

      Williams' commercial paper program involves the private placement of unsecured, commercial paper notes with maturities of up to 270 days. The commercial paper generally has an effective interest rate approximating the then market rate of interest for commercial paper of similar rating, currently approximately 5.28%. Williams may refinance any commercial paper borrowings used to finance the purchase of Shares pursuant to the Offer and the Refinancing, if any, through private placements of additional commercial paper, borrowings under its credit agreements or, depending on market or business conditions, through such other financing as Williams may deem appropriate.

13. DIVIDENDS AND DISTRIBUTIONS.

      If on or after the date of the Merger Agreement, Barrett Resources (a) splits, combines or otherwise changes the Shares or its capitalization, (b) acquires Shares or otherwise causes a reduction in the number of Shares, (c) issues or sells additional Shares (other than the issuance of Shares reserved for issuance as of the date of the Merger Agreement under option and employee stock purchase plans in accordance with their terms as publicly disclosed as of the date of the Merger Agreement) or any shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing or (d) discloses that it has taken such action, then, without prejudice to Williams' and Purchaser's rights under Section 14 of this document, Williams and Purchaser, in their sole discretion, may make such adjustments in the purchase price and other terms of the Offer as they deem appropriate to reflect such split, combination or other change or action, including, without limitation, the Minimum Condition or the number or type of securities offered to be purchased. Barrett Resources has agreed in the Merger Agreement not to take any of the foregoing actions without Williams' consent.

      If on or after the date of the Merger Agreement, Barrett Resources declares or pays any dividend on the Shares or any distribution (including, without limitation, the issuance of additional Shares pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer into the name of Purchaser or its nominees or transferees on Barrett Resources' stock transfer records of the Shares purchased pursuant to the Offer, and if Shares are purchased in the Offer, then, without prejudice to Purchaser's rights under Section 14 of this document, (a) the purchase price per Share payable by Purchaser pursuant to the Offer shall be reduced by the amount of any such cash dividend or cash distribution and (b) any such non-cash dividend, distribution, issuance, proceeds or rights to be received by the tendering stockholders will (i) be received and held by the tendering stockholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer or (ii) at the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to Purchaser. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution, issuance, proceeds or rights and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion. Barrett Resources has agreed in the Merger Agreement not to take any of the foregoing actions without Williams' consent.

14. CONDITIONS OF THE OFFER.

      Notwithstanding any other provision of the Offer, subject to the terms of the Merger Agreement, Purchaser shall not be required to accept for payment or pay for (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer)) any Shares tendered, if by the expiration of the Offer (as it may be extended in accordance with the requirements of the Merger Agreement), (1) there shall not have been validly tendered and not withdrawn CONDITIONS OF THE OFFER.

      Notwithstanding any other provision of the Offer, subject to the terms of the Merger Agreement, Purchaser shall not be required to accept for payment or pay for (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer)) any Shares tendered, if by the expiration of the Offer (as it may be extended in accordance with the requirements of the Merger Agreement), (1) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer 16,730,502 Shares, (2) the applicable waiting period under the HSR Act and any other applicable antitrust laws shall not have expired or been terminated, or (3) at any time on or after the date of the Merger Agreement and prior to the acceptance for payment of Shares pursuant to the Offer, any of the following conditions exist:

             (i) there shall be instituted or pending any action or proceeding by any Governmental Entity:

                  (a) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer or the Merger, the acceptance for payment of, or the payment for, some of or all the Shares by Williams or Purchaser or the consummation by Williams or Purchaser of the Merger or seeking to obtain material damages,

                  (b) seeking to restrain or prohibit Williams' or Purchaser's ownership or operation (or that of their respective subsidiaries or affiliates) of all or any material portion of the business or assets of Barrett Resources and its subsidiaries, taken as a whole, or of Williams and its subsidiaries, taken as a whole, or to compel Williams or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of Barrett Resources and its subsidiaries, taken as a whole, or of Williams and its subsidiaries, taken as a whole,

                  (c) seeking to impose material limitations on the ability of Williams or any of its subsidiaries effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Williams or any of its subsidiaries or affiliates on all matters properly presented to Barrett Resources' stockholders, or

                  (d) seeking to require divestiture by Williams or any of its subsidiaries of any Shares; or

             (ii) there shall be any action taken, or any statute, rule, regulation, injunction, order or decree enacted, enforced, promulgated, issued or deemed applicable to the Merger Agreement, the Offer or the Merger, by any governmental entity that is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses
      (a) through (d) of paragraph (i) above, subject thereto; or

             (iii) Barrett Resources shall have breached or failed to perform in any material respect any of its covenants, obligations or agreements under the Merger Agreement; or

             (iv) the representations and warranties of Barrett Resources set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct as of the date of the Merger Agreement and as of the expiration of the Offer (including any extension thereof) (except to the extent expressly made as of an earlier date, in which case as of such earlier date), or any of the representations and warranties set forth in the Merger Agreement that are not so qualified as to materiality shall not be true and correct in any material respect as of the date of the Merger Agreement and as of the expiration of the Offer (except to the extent expressly made as of an earlier date, in which case as of such earlier date); provided that this condition shall not be deemed to exist unless any such breaches of representation or warranty (without regard to any "Materiality" or "Material Adverse Effect" or similar qualifier or threshold), individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect (as defined in the Merger Agreement) on Barrett Resources; or

             (v) the Merger Agreement shall have been terminated in accordance with its terms; or

             (vi) the Board of Directors of Barrett Resources (or any committee thereof) shall have made a Subsequent Determination (as defined in the Merger Agreement) with respect to an Acquisition Proposal (as defined in the Merger Agreement);

which, in the good faith judgment of Williams, in any such case, makes it inadvisable to proceed with acceptance for payment, or payment for, Shares in the Offer.

      The foregoing conditions are for the sole benefit of Williams and Purchaser and may, subject to the terms of the Merger Agreement, be waived by Williams and Purchaser in their reasonable discretion in whole at any time or in part from time to time. The failure by Williams or Purchaser at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time.

      A public announcement may be made of a material change in, or waiver of, such conditions and the Offer may, in certain circumstances, be extended in connection with any such change or waiver. Purchaser may not waive the Minimum Condition without the written consent of Barrett Resources.

      Purchaser acknowledges that the SEC believes that (a) if Purchaser is delayed in accepting the Shares it must either extend the Offer or terminate the Offer and promptly return the Shares and (b) the circumstances in which a delay in payment is permitted are limited and do not include unsatisfied conditions of the Offer, except with respect to most required regulatory approvals.

15. LEGAL MATTERS; REQUIRED REGULATORY APPROVALS.

      GENERAL. Based upon an examination of publicly available information with respect to Barrett Resources and the representations and warranties of Barrett Resources contained in the Merger Agreement, neither Purchaser nor Williams is aware of any license or other regulatory permit that is material to the business of Barrett Resources and its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or the Merger, or, except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer or the Merger. Should any such approval or other action be required, it is Purchaser's and Williams' present intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval. There is no assurance (i) that any such approval or other action, if needed, would be obtained without substantial conditions, (ii) that adverse consequences might not result to the business of Barrett Resources, Purchaser or Williams, (iii) that certain parts of the businesses of Barrett Resources, Purchaser or Williams might not have to be disposed of or held separate or (iv) that other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See
Section 14, "Conditions of the Offer."

      STATE TAKEOVER LAWS. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in those states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining stockholders; provided that the laws were applicable only under certain conditions.

      Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined generally as any person that directly or indirectly beneficially owns 15% or more of the outstanding voting stock of the subject corporation) for three years following the date such person became an "interested stockholder," unless, among other things, the board of directors of the subject corporation has given its prior approval of either the transaction in which such person became an interested stockholder or the business combination. Barrett Resources has represented in the Merger Agreement that it approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and has taken all appropriate action so that neither Williams nor Purchaser will be an "interested stockholder" within the meaning of Section 203 of the DGCL by virtue of Williams, Purchaser and Barrett Resources entering into the Merger Agreement and consummating the transactions contemplated thereby.

      Barrett Resources, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not attempted to comply with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See
Section 14, "Conditions of the Offer."

      BARRETT RESOURCES BYLAWS. Article IV of the Barrett Resources Bylaws restricts certain business combinations involving Interested Persons (as defined in the Barrett Resources Bylaws). On May 7, 2001, the Barrett Resources Board waived such restrictions by Independent Director Approval (as defined in the Barrett Resources Bylaws), such that the restrictions do not and will not apply with respect to or as a result of the Merger Agreement or the transactions contemplated thereby, including the Offer and the Merger.

      ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer is subject to such requirements.

      Barrett Resources and Williams expect to file Premerger Notification and Report Forms in connection with the purchase of Shares pursuant to the Offer with the Antitrust Division and the FTC on or about May 16, 2001. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Williams. Accordingly, if the forms are filed on May 16, 2001, the waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., eastern time, on May 31, 2001, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with, unless the extended period expires on or before the date when the initial 15-day period would otherwise have expired, or unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4, "Withdrawal Rights". It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See Section 14, "Conditions of the Offer". So long as the Merger Agreement is in effect and any applicable waiting period under the HSR Act has not expired or been terminated, Purchaser is obligated to extend the Offer from time to time for a period or successive periods.

      The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer and the Merger. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as they deem necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Williams, Barrett Resources or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Williams relating to the businesses in which Williams, Barrett Resources and their respective subsidiaries are engaged, Williams and Purchaser believe that the Offer will not violate the applicable antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust or competition grounds will not be made or, if such a challenge is made, what the final result would be. See Section 14, "Conditions of the Offer".

      In addition, the antitrust and competition laws of certain foreign jurisdictions require (or, in some instances, provide for on a voluntary basis) notification of the transaction and the observance of pre-consummation waiting periods. Barrett Resources and Williams will make any such required filings, if any (and, if deemed in Barrett Resources' and Williams' interests, any such voluntary filings), with the appropriate antitrust and competition authorities contemporaneously with their filings under the HSR Act or shortly thereafter. Based upon an examination of information available to Williams relating to the businesses in which Williams, Barrett Resources and their respective subsidiaries are engaged, Williams and Purchaser believe that the Offer will not violate any such foreign antitrust and competition laws. Nevertheless, there can be no assurance that a challenge to the Offer will not be made on antitrust or competition grounds or, if such a challenge were made, what the final result would be.

16. FEES AND EXPENSES.

      Williams and Purchaser retained Merrill Lynch to act as Dealer Manager in connection with the Offer, for which Merrill Lynch will be paid $250,000 upon execution of the agreement with respect to Merrill Lynch's engagement as Dealer Manager, and an additional $250,000 upon completion of the Offer in addition to reimbursement for reasonable out-of-pocket expenses. Williams has also retained Merrill Lynch to render financial advisory services to Williams and Purchaser concerning the acquisition of Barrett Resources, including rendering a fairness opinion to the Board of Directors of Williams, for which Merrill Lynch will receive customary compensation. Williams has also agreed to indemnify Merrill Lynch against certain liabilities and expenses in connection with its engagement, including liabilities under the federal securities laws.

      Merrill Lynch has provided financial advisory and financing services to Williams and its affiliates in the past and may continue to render such services, for which they have received and may continue to receive customary compensation from Williams and its affiliates. In the ordinary course of business, Merrill Lynch and its affiliates are engaged in securities trading and brokerage activities as well as investment banking and financial advisory services. In the ordinary course of their trading and brokerage activities, Merrill Lynch and its affiliates may hold positions, for their own account and for the accounts of customers, in equity, debt or other securities of Williams or Barrett Resources.

      We have retained Georgeson Shareholder Communications, Inc. as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners of Shares. We will pay the Information Agent reasonable and customary compensation for these services in addition to reimbursing the Information Agent for its reasonable out-of-pocket expenses. We have agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

      In addition, we have retained EquiServe as the Depositary. We will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses and will indemnify the Depositary against certain liabilities and expenses, including certain liabilities under the federal securities laws.

      Except as set forth above, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. We will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

17. MISCELLANEOUS.

      We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

      We have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to our Schedule TO. Our Schedule TO and any exhibits or amendments may be examined and copies may be obtained from the SEC in the same manner as described in Section 8 with respect to information concerning Barrett Resources, except that copies will not be available at the regional offices of the SEC.

WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON OUR BEHALF NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, YOU SHOULD NOT RELY ON ANY SUCH INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED.

      Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer will under any circumstances create any implication that there has been no change in the affairs of Williams, Purchaser, Barrett Resources or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

                                          Resources Acquisition Corp.

May 14, 2001

                                   SCHEDULE I

           DIRECTORS AND EXECUTIVE OFFICERS OF WILLIAMS AND PURCHASER

      A. DIRECTORS AND EXECUTIVE OFFICERS OF WILLIAMS. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Williams. None of the directors and officers of Williams listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with Williams. The business address of each such person is c/o The Williams Companies, One Williams Center, Tulsa, OK 74172, and each such person is a citizen of the United States of America.

1. DIRECTORS OF WILLIAMS

                                       DIRECTOR OF    CURRENT
                                        WILLIAMS       TERM     CURRENT POSITION AND PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND AGE                              SINCE       EXPIRES        MATERIAL POSITIONS HELD DURING LAST FIVE YEARS
------------                           -----------    -------   --------------------------------------------------------
Hugh M. Chapman, 68..................     1999         2002     Director of Williams since 1999. Chairman of the Board
                                                                of Nations Bank South until 1997. Director of SCANA
                                                                Corporation, West Point Stevens and Print Pack, Inc.
Frank T. MacInnis, 54................     1998         2002     Director of Williams since 1998. Chairman and Chief
                                                                Executive Officer of EMCOR Group, Inc. since 1994.
                                                                Chairman of the Board of ComNet Communications, Inc. and
                                                                director of UTT Corporation.
Peter C. Meinig, 61..................     1993         2002     Director of Williams since 1993. Chairman and Chief
                                                                Executive Officer of HM International, Inc. Chairman of
                                                                Windsor Food Company, Ltd. and Ninth House, Inc.
Janice D. Stoney, 60.................     1999         2002     Director of Williams since 1999. Director of Whirpool
                                                                Corporation and Bridges Investment Fund.
Keith E. Bailey, 59..................     1998         2003     Director of Williams since 1988. Chairman of the Board
                                                                of Williams since 1994. President of Williams since
                                                                1992. Chief Executive Officer of Williams since 1994.
                                                                Chairman of the Board of Williams Communication Group,
                                                                Inc. until April 23, 2001. Director of Purchaser since
                                                                2001.
William E. Green, 64.................     1998         2003     Director of Williams since 1998. Founder of and Attorney
                                                                at William Green and Associates, a California law firm,
                                                                and Vice President, General Counsel and Secretary of
                                                                Information Network Radio Inc.

                                       DIRECTOR OF    CURRENT
                                        WILLIAMS       TERM     CURRENT POSITION AND PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND AGE                              SINCE       EXPIRES        MATERIAL POSITIONS HELD DURING LAST FIVE YEARS
------------                           -----------    -------   --------------------------------------------------------
W.R. Howell, 65......................     1997         2003     Director of Williams since 1997. Chairman of the Board
                                                                and Chief Executive Officer of J.C. Penney until 1996.
                                                                Chairman Emeritus of J.C. Penney Company, Inc. Director
                                                                of Exxon Mobil Corporation, Warner-Lambert Company,
                                                                Bankers Trust, Halliburton Company and Central
                                                                Southwest.
James C. Lewis, 68...................     1978         2003     Director of Williams since 1978. Chairman of the Board
                                                                of Optimus Corporation. Director of CFT.
George A. Lorch, 59..................     2001         2003     Director of Williams since 2001. Chairman Emeritus of
                                                                Armstrong Holdings, Inc. Chairman of the Board and Chief
                                                                Executive Officer of Armstrong World Industries, Inc.
                                                                until 2000. Board member of Pfizer, Household
                                                                International and R.R. Donnelly.
Glenn A. Cox, 71.....................     1992         2004     Director of Williams since 1992. Director of Helmerich
                                                                and Payne, Inc.
Thomas H. Cruikshank, 69.............     1990         2004     Director of Williams since 1990. Chairman of and Chief
                                                                Executive Officer of Halliburton Company until 1996.
                                                                Director of Goodyear Tire & Rubber Company and Lehman
                                                                Bros. Holding, Inc.
Charles M. Lillis, 59................     2000         2004     Director of Williams since 2000. Co-founder and
                                                                principal of LoneTree Partners. Chairman of the Board
                                                                and Chief Executive Officer of MediaOne Group from 1995
                                                                until 2000. Director of SUPERVALU Inc. and Agilera, Inc.
Gordon R. Parker, 65.................     1987         2004     Director of Williams since 1987. Director of
                                                                Caterpillar, Inc. and Phelps Dodge Corporation.
Joseph H. Williams, 67...............     1969         2004     Director of Williams since 1969. Director of The
                                                                Prudential Insurance Co. of America.

2. EXECUTIVE OFFICERS OF WILLIAMS

Except as set forth below, all of the officers of Williams have been employed by Williams or its subsidiaries as officers or otherwise for more than five years and have had no other employment during the period.

                                       OFFICER OF
                                        WILLIAMS     CURRENT POSITION AND PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND AGE                             SINCE            MATERIAL POSITIONS HELD DURING LAST FIVE YEARS
------------                           ----------    --------------------------------------------------------
Keith E. Bailey, 59..................     1994       Director of Williams since 1988. Chairman of the Board
                                                     of Williams since 1994. President of Williams since
                                                     1992. Chief Executive Officer of Williams since 1994.
                                                     Chairman of the Board of Williams Communications Group,
                                                     Inc. until April 23, 2001. Director of Purchaser since
                                                     2001.
Michael P. Johnson, Sr., 53..........     2000       Executive Officer of Williams since 2000. Senior Vice
                                                     President of Human Resources of Williams. Director of
                                                     Williams Communications Group, Inc. until April 23,
                                                     2001. Prior to 2000 and for more than five year prior to
                                                     joining Williams held various officer positions with
                                                     Amoco Corporation.
Jack D. McCarthy, 58.................     1992       Executive Officer of Williams since 1992. Senior Vice
                                                     President of Finance (Principal Financial Officer) of
                                                     Williams. Director of Williams Communications Group,
                                                     Inc. until April 23, 2001.
William G. von Glahn, 57.............     1996       Executive Officer of Williams since 1996. Senior Vice
                                                     President and General Counsel of Williams.
Gary R. Belitz, 51...................     1992       Executive Officer of Williams since 1992. Controller
                                                     (Principal Accounting Officer) of Williams.
Steven J. Malcolm, 52................     1998       Executive Officer of Williams since 1998. Executive Vice
                                                     President of Williams since March 2001. President and
                                                     Chief Executive Officer of Williams Energy Services, LLC
                                                     since 1998. Director of Williams Communications Group,
                                                     Inc. until April 23, 2001. Director of Purchaser since
                                                     2001.
Cuba Wadlington, Jr., 57.............     2000       Executive Officer of Williams since 2000. President and
                                                     Chief Executive Officer of Williams Gas Pipeline Company
                                                     LLC since 2000. Director of Williams Communications
                                                     Group, Inc. until April 23, 2001.

      B. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Purchaser. None of the directors and officers of Purchaser listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with Williams. The business address of each such person is c/o The Williams Companies, One Williams Center, Tulsa, OK 74172, and each such person is a citizen of the United States of America.

1. DIRECTORS OF PURCHASER

                                       DIRECTOR OF
                                        PURCHASER     CURRENT POSITION AND PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND AGE                              SINCE            MATERIAL POSITIONS HELD DURING LAST FIVE YEARS
------------                           -----------    --------------------------------------------------------
Keith E. Bailey, 59..................  May 2001       Director of Purchaser since 2001. Director of Williams
                                                      since 1988. Chairman of the Board of Williams since
                                                      1994. President of Williams since 1992. Chief Executive
                                                      Officer of Williams since 1994. Chairman of the Board of
                                                      Williams Communications Group, Inc. until April 23,
                                                      2001.
Stephen J. Malcolm, 52...............  May 2001       Director of Purchaser since 2001. Executive Vice
                                                      President of Williams since March 2001. Executive
                                                      Officer of Williams since 1998. President and Chief
                                                      Executive Officer of Williams Energy Services, LLC since
                                                      1998. Director of Williams Communications Group, Inc.
                                                      until April 23, 2001.
Ralph A. Hill, 41....................  May 2001       Director of Purchaser since 2001. Senior Vice President
                                                      of Williams Energy Services, LLC since 1998. General
                                                      Manager of Exploration and Production of Williams Energy
                                                      Services, LLC since 1996.

2. EXECUTIVE OFFICERS OF PURCHASER

                                       DIRECTOR OF
                                        PURCHASER     CURRENT POSITION AND PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND AGE                              SINCE            MATERIAL POSITIONS HELD DURING LAST FIVE YEARS
------------                           -----------    --------------------------------------------------------
Steven J. Malcolm, 52................  May 2001       President of Purchaser since 2001. Executive Vice
                                                      President of Williams since March 2001. Executive
                                                      Officer of Williams since 1998. President and Chief
                                                      Executive Officer of Williams Energy Services, LLC since
                                                      1998. Director of Purchaser since 2001. Director of
                                                      Williams Communications Group, Inc. until April 23,
                                                      2001.
James G. Ivey, 49....................  May 2001       Treasurer of Purchaser since 2001. Treasurer of Williams
                                                      since 1995.
Ralph A. Hill, 41....................  May 2001       Senior Vice President of Purchaser since 2001. Director
                                                      of Purchaser since 2001. Senior Vice President of
                                                      Williams Energy Services, LLC since 1998. General
                                                      Manager of Exploration and Production of Williams Energy
                                                      Services, LLC since 1996.
Bryan K. Guderian, 41................  May 2001       Vice President of Purchaser since 2001. Vice President
                                                      of Williams Production Company, LLC since 1998. Director
                                                      of Land & Gas Management, Williams Production Company,
                                                      1996-1998.

      Facsimile copies of Letters of Transmittal, properly completed and duly executed, will be accepted. The appropriate Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of Barrett Resources or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:

                         EQUISERVE TRUST COMPANY, N.A.

           By Mail:                  By Overnight Courier:                 By Hand:
    Attn: Corporate Actions         Attn: Corporate Actions         Attn: Corporate Actions
        P.O. Box 43025                40 Campanelli Drive       Securities Transfer & Reporting
   Providence, RI 02940-3025          Braintree, MA 02184               Services, Inc.
                                                                         c/o EquiServe
                                                                 100 William Street, Galleria
                                                                      New York, NY 10038

                                 By Facsimile:
                        (for Eligible Institutions only)

                                 (781) 575-4826

                        Confirm Facsimile By Telephone:

                                 (781) 575-4816

      You may direct questions and requests for assistance to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. You may obtain additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials from the Information Agent as set forth below and they will be furnished promptly at our expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                          [Georgeson Shareholder logo]

                          17 State Street, 10th Floor
                            New York, New York 10004
                 Banks and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll Free: (800) 223-2064

                      The Dealer Manager for the Offer is:

                              MERRILL LYNCH & CO.

                          Four World Financial Center
                            New York, New York 10080
                          Call Collect: (212) 236-3790